                                                                     EXHIBIT 2.1

                                                                  Execution copy

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                            JDA SOFTWARE GROUP, INC.,

                            STANLEY ACQUISITION CORP.

                                       AND

                             MANUGISTICS GROUP, INC.

                                 APRIL 24, 2006

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 1 THE MERGER.....................................................     2
   1.1    The Merger.....................................................     2
   1.2    Closing........................................................     2
   1.3    Effective Time.................................................     2
   1.4    Effects of the Merger..........................................     2
   1.5    Certificate of Incorporation and Bylaws........................     2
   1.6    Directors and Officers.........................................     3
ARTICLE 2 EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND
          MERGER SUB; EXCHANGE OF CERTIFICATES...........................     3
   2.1    Effect on Capital Stock........................................     3
   2.2    Exchange of Certificates.......................................     5
ARTICLE 3 REPRESENTATIONS AND WARRANTIES.................................     7
   3.1    Representations and Warranties of the Company..................     7
   3.2    Representations and Warranties of Parent and Merger Sub........    30
ARTICLE 4 COVENANTS RELATING TO CONDUCT OF BUSINESS......................    32
   4.1    Conduct of Business............................................    32
   4.2    No Solicitation by the Company.................................    36
   4.3    ESPP...........................................................    38
   4.4    Rights Agreement...............................................    39
   4.5    Employee Benefit Matters.......................................    39
   4.6    Confidentiality................................................    39
ARTICLE 5 ADDITIONAL AGREEMENTS..........................................    39
   5.1    Preparation of the Proxy Statement; Stockholders Meeting; Other
          Board Actions..................................................    39
   5.2    Access to Information; Confidentiality; Cooperation with
          Financing......................................................    40
   5.3    Regulatory Approvals; Further Actions..........................    41
   5.4    Takeover Statutes..............................................    42
   5.5    Public Announcements...........................................    42
   5.6    Directors' and Officers' Insurance and Indemnification.........    42
   5.7    Company Stock Plans............................................    43
   5.8    Debt Tender Offer..............................................    43
   5.9    Financing......................................................    44
   5.10   Employee Matters...............................................    44

                                TABLE OF CONTENTS

                                   (continued)

                                                                            PAGE
                                                                            ----
   5.11   Change of Control and Related Matters..........................    44
   5.12   Audited Financial Statements...................................    45
   5.13   Letters of Credit..............................................    45
ARTICLE 6 CONDITIONS PRECEDENT...........................................    45
   6.1    Conditions to Each Party's Obligation to Effect the Merger.....    45
   6.2    Conditions to Obligation of Parent and Merger Sub..............    46
   6.3    Conditions to Obligation of the Company........................    48
ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER..............................    48
   7.1    Termination....................................................    48
   7.2    Effect of Termination..........................................    50
   7.3    Fees and Expenses..............................................    50
   7.4    Amendment......................................................    51
   7.5    Extension; Waiver..............................................    51
ARTICLE 8 GENERAL PROVISIONS.............................................    52
   8.1    Nonsurvival of Representations and Warranties..................    52
   8.2    Notices........................................................    52
   8.3    Certain Definitions............................................    53
   8.4    Interpretation.................................................    57
   8.5    Counterparts...................................................    58
   8.6    Entire Agreement; No Third-Party Beneficiaries.................    58
   8.7    Governing Law..................................................    58
   8.8    Assignment.....................................................    58
   8.9    Consent to Jurisdiction........................................    58
   8.10   WAIVER OF JURY TRIAL...........................................    59
   8.11   Enforcement....................................................    59
   8.12   Severability...................................................    59

Schedule A -   List of Company Stockholders

Exhibit A  -   Form of Voting Agreement

                          AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 24, 2006, is entered into by and between JDA Software Group, Inc., a Delaware corporation ("Parent"), Stanley Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Manugistics Group, Inc., a Delaware corporation (the "Company").

                                   WITNESSETH:

          WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Parent, Merger Sub and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger"); and

          WHEREAS, each of the Boards of Directors of Parent, Merger Sub and the Company (i) has determined that the Merger is fair to, and in the best interests of, the corporation and its stockholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and

          WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

          WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, the stockholders of the Company listed on Schedule A are executing and delivering one or more Voting Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the "Voting Agreements") pursuant to which such stockholders are, among other things, agreeing to vote in favor of the adoption of and otherwise to support this Agreement and the transactions contemplated hereby; and

          WHEREAS, Parent shall obtain certain debt and equity financing, as more fully described in Section 3.2(f) below (together, the "Financing"), in connection with the Merger and the other transactions contemplated by this Agreement; and

          WHEREAS, Section 8.3 of this Agreement contains certain definitions and a list of references to defined terms.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                    ARTICLE 1

                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

     1.2 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of DLA Piper Rudnick Gray Cary US LLP, located at 1221 South Mopac Expressway, Suite 400, Austin, Texas at noon, Central time, on a date to be specified by the Parties to this Agreement, which shall be no later than two Business Days after satisfaction or waiver of the conditions set forth in
ARTICLE 6 (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) or such other date and time as mutually agreed to by the Parties (the "Closing Date").

     1.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable after the Closing and on the Closing Date, the Parties shall file with the Delaware Secretary of State the certificate of merger (the "Certificate of Merger") and such other documents as may be required by the DGCL in order for the Merger to become effective, duly prepared, executed and acknowledged by the Parties, as applicable. The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State unless Parent and the Company agree to a subsequent date or time and specify such date and time in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     1.4 Effects of the Merger. The Merger shall have the effects specified in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.5 Certificate of Incorporation and Bylaws.

          (a) At the Effective Time, the Certificate of Incorporation of the Company as the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I thereof shall be amended to read in its entirety as follows: "The name of the Corporation is Manugistics Group, Inc." As so amended and restated, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

          (b) At the Effective Time, the Bylaws of the Company shall be amended and restated to read the same as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be amended to refer to Manugistics Group, Inc.) until thereafter changed or amended as provided therein or by applicable Law.

     1.6 Directors and Officers.

          (a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

          (b) The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

                                    ARTICLE 2

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                COMPANY AND MERGER SUB; EXCHANGE OF CERTIFICATES

     2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any shares of capital stock of the Company, Parent or Merger Sub:

          (a) Cancellation of Treasury Stock. Each share of common stock, par value $0.002 per share, of the Company ("Company Common Stock") that is directly owned by the Company (as treasury stock), any wholly-owned Subsidiary of the Company, Parent or Merger Sub immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b) Conversion of Merger Sub Common Stock. Each issued and outstanding share of common stock of Merger Sub shall be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation.

          (c) Conversion of Company Common Stock. Subject to Section 2.1(d), each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(a)) shall be converted, as of the Effective Time, into the right to receive $2.50 per share, in cash (the "Merger Consideration"). The phrase "Total Merger Consideration" as used in this Agreement shall be equal to the product obtained by multiplying (i) 84,142,830 outstanding shares of Company Common Stock (which number shall be increased as a result of the exercise of Options outstanding as of the date of this Agreement, if any, between the date of this Agreement and the Effective Time and the issuance of shares of Company Common Stock pursuant to the ESPP between the date of this Agreement and May 31, 2006), by (ii) the Merger Consideration. At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive such holder's Merger Consideration for each share of Company Common Stock evidenced by the certificate held by such holder. Notwithstanding the foregoing, the Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, reclassification, reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or having a record date) after the date of this Agreement and prior to the Effective Time.

          (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who (i) has not voted such shares of Company Common Stock in favor of the Merger at the Stockholders Meeting, (ii) is entitled to demand and properly demands appraisal of such shares pursuant to Section 262 of the DGCL ("Section 262") and complies in all respects with the provisions of Section 262 and (iii) has not effectively withdrawn or lost the right to demand relief as a dissenting stockholder under the DGCL as of the Effective Time (the "Appraisal Shares"), shall not be converted into the right to receive the Merger Consideration as provided in
Section 2.1(c), but instead such holder of Appraisal Shares shall only be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall automatically be cancelled and shall cease to exist or be outstanding, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except such rights as are granted under Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the rights of such holder under Section 262 shall cease to exist and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive such holder's Merger Consideration as provided in Section 2.1(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and, subject to applicable Law, direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

          (e) Options, Purchase Rights and Warrants.

               (i) The holder of each Option outstanding as of the date of this Agreement that has not been exercised prior to the Effective Time shall be entitled to receive an amount of cash equal to the product of the following: (i) the excess, if any, of (A) the per share Merger Consideration over (B) the exercise price per share of the Company Common Stock subject to such Option, multiplied by (ii) the number of shares of Company Common Stock issuable pursuant to the portion of such Option that is vested and unexercised immediately prior to the Effective Time. No amount greater than the amount provided under the first sentence of this subparagraph may be paid to any option holder in respect of any Option. The Company shall take all necessary actions including, without limitation, issuing or obtaining all notices or consents that the Company may, in its sole discretion consider necessary or desirable to effect the provisions of this Section 2.1(e)(i). The Surviving Corporation shall abide by the terms of the warrants to acquire Company Common Stock outstanding as of the date of this Agreement and listed on Schedule 2.1(e)(i).

               (ii) All amounts payable pursuant to Section 2.1(e)(i) shall be subject to any required withholding of Taxes and shall be paid at or as soon as reasonably practicable following the Effective Time, without interest.

               (iii) Outstanding rights to purchase shares of Company Common Stock under the ESPP shall terminate, all in accordance with the terms of the ESPP and Section 4.3.

     2.2 Exchange of Certificates.

          (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as paying agent for payment of the Merger Consideration (the "Paying Agent"). At the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deposit with the Paying Agent cash in the amount of the Total Merger Consideration. Subject to Section 2.2(d), pending distribution pursuant to
Section 2.2(b) of the cash deposited with the Paying Agent, such cash shall be held in trust for the benefit of the holders of shares of Company Common Stock issued and outstanding prior to the Effective Time that are to be cancelled in the Merger and such cash shall not be used for any other purposes. Any cash deposited with the Paying Agent which has not been distributed pursuant to
Section 2.2(b) on or prior to the date which is one year after the Effective Time shall be turned over to Parent, subject to applicable law; provided, however, that any and all interest earned at any time on the cash deposited with the Paying Agent shall inure to the benefit of, and belong to, Parent.

          (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive such holder's ratable portion of the Total Merger Consideration (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon the proper delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions as specified by the Paying Agent or Parent for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and executed, and such other instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Paying Agent shall promptly distribute to such holder, the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the

Effective Time to represent only the right to receive upon such surrender, with respect to each share of Company the Merger Consideration, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1(c). No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

          (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this ARTICLE 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this
ARTICLE 2.

          (d) No Liability. None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), the Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

          (e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay to the holder of such lost, stolen or destroyed Certificate, such holder's Merger Consideration with respect to each share of Company Common Stock formerly represented by such Certificate.

          (f) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold any applicable taxes from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock. To the extent that amounts are so deducted and withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the stockholder in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub that, except as expressly set forth in the written disclosure schedule prepared by the Company which is dated as of the date of this Agreement and arranged in sections corresponding to the numbered and lettered sections contained in this ARTICLE 3 and was previously delivered to Parent in connection herewith (the "Disclosure Schedule"), as of the date of this Agreement and as of the Closing Date, except where another date is specified:

          (a) Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as currently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties or operations makes such qualification or licensing necessary, other than (i) in any jurisdiction that does not recognize the concept of good standing, and (ii) in such jurisdictions where the failure to be so qualified or licensed or to be in good standing could not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered or Made Available to Parent, prior to the execution of this Agreement, complete and correct copies of its Certificate of Incorporation and Bylaws, in each case as amended to the date of this Agreement. Except as set forth in Section 3.1(a) of the Disclosure Schedule, the Company has Made Available to Parent true and complete copies of the minute books of the Company as of the date of this Agreement (except for minutes and consents of the Company's Board of Directors or any committee thereof relating to the evaluation of the transactions contemplated hereby and the consideration of strategic alternatives relating to the Company).

          (b) Subsidiaries; Equity Interests. Section 3.1(b) of the Disclosure Schedule sets forth (i) a list of the Subsidiaries of the Company, (ii) the issued and outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and (iii) the registered and beneficial holders of such shares or other equity or voting interests in each such Subsidiary. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company or a direct or indirect wholly-owned subsidiary of the Company (other than directors' or nominees' qualifying shares in the case of the Company's foreign Subsidiaries), free and clear of all mortgages, pledges, assessments, claims, liens, charges, security interests and other encumbrances of any kind or nature whatsoever (collectively, "Liens"). Except for the capital stock of, or other equity or voting interests in, the Subsidiaries listed in Section 3.1(b) of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person. The Certificate of Incorporation and Bylaws (or other organizational documents) of each Subsidiary of the Company have been delivered or Made Available to Parent.

          (c) Capital Structure.

               (i) The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 4,620,253 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"). Of the 4,620,253 shares of Company Preferred Stock that are authorized for issuance, 300,000 shares have been designated as Series A Junior Stock, all of which shares have been reserved for issuance under the Company's Rights Agreement, dated as of October 28, 2004, between the Company and Equiserve Trust Company, N.A. (the "Rights Agreement"). As of April 20, 2006, (A) 84,142,830 shares of Company Common Stock are issued and outstanding, (B) 7,418 shares of Company Common Stock are issued and held by the Company in its treasury and (C) no shares of Company Preferred Stock are issued and outstanding, or issued and held by the Company in its treasury.

               (ii) As of April 20, 2006 and regarding options, stock appreciation rights, restricted stock, restricted stock units or any other awards which grant a right to purchase shares of Company Common Stock (each an "Option", and collectively, "Options"):

                    (A) the Company has reserved 20,475,800 shares of Common Stock for issuance to employees, consultants and directors pursuant to the Company's Amended and Restated 1998 Stock Option Plan (the "1998 Stock Plan"), of which 4,305,818 shares have been issued pursuant to exercises of options or restricted stock awards, 10,478,639 shares are subject to outstanding, unexercised options and restricted stock awards, and 5,691,343 shares are available for issuance thereunder;

                    (B) the Company has reserved 4,446,390 shares of Common Stock for issuance to employees, consultants and directors pursuant to the Company's 2000 Non-Qualified Stock Option Plan (the "2000 Stock Plan"), of which 68,809 shares have been issued pursuant to option exercises, 182,402 shares are subject to outstanding, unexercised options, and no shares are available for issuance thereunder;

                    (C) the Company has reserved 12,270,244 shares of Common Stock for issuance to employees, consultants and directors pursuant to the Company's Fifth Amended and Restated Employee Stock Option Plan (formerly, the 1994 Employee Stock Option Plan) (the "1994 Stock Plan"), of which 8,940,457 shares have been issued pursuant to option exercises, 189,868 shares are subject to outstanding, unexercised options, and no shares are available for issuance thereunder;

                    (D) the Company has reserved 385,000 shares of Common Stock for issuance to employees, consultants and directors pursuant to the Company's 1994 Outside Directors Non-qualified Stock Option Plan (the "1994 Director Plan"), of which 129,672 shares have been issued pursuant to option exercises, 180,000 shares are subject to outstanding, unexercised options, and no shares are available for issuance thereunder;

                    (E) the Company has reserved 42,946,766 shares of Company Common Stock for issuance to employees under the Company's Employee Stock Purchase Plan (the "ESPP" and, collectively with the 1998 Stock Plan, the 2000 Stock Plan, the 1994 Stock Plan, and the 1994 Director Plan, the "Company Stock Plans", and each, a "Company Stock

Plan"), of which 16,099,393 shares have been issued pursuant to the exercise of purchase rights and 8,159,472 shares are available for issuance thereunder. The current "Payroll Deduction Period" (as defined in the ESPP) commenced under the ESPP on March 1, 2006 and will end on May 31, 2006, and except for the purchase rights granted on such commencement date to participants in the current Payroll Deduction Period, there are no other purchase rights or options outstanding under the ESPP. A maximum of 50,000 shares of Company Common Stock may be purchased under the current Payroll Deduction Period under the ESPP on the final purchase date thereunder which is to occur on May 31, 2006. The Company will take all required actions to terminate the ESPP as of June 1, 2006 and to cause the Payroll Deduction Period to terminate effective as of June 1, 2006; and

                    (F) Section 3.1(c)(ii)(F) of the Disclosure Schedule lists, as of April 20, 2006, with respect to each Option then outstanding, the holder of the Option, the number of shares of Company Common Stock subject to such Option, and the exercise price per share, date of grant, exercise or vesting schedule and expiration date thereof, including the extent to which any vesting had occurred as of the date of this Agreement. On the Closing Date, Company shall deliver to Parent an updated list of such information current as of such date. The Company has delivered or Made Available to Parent true, complete and correct copies of all Company Stock Plans and the forms of all agreements and instruments relating to or issued thereunder and such agreements and instruments have not been amended, modified or supplemented and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Parent. No consent of the holders of the Options (or participants in the ESPP), stockholders or otherwise is required in connection with the actions contemplated by Section 4.3 or Section 5.7.

               (iii) All outstanding shares of the Company's capital stock are, and all shares of Company Common Stock reserved for issuance as specified above shall be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the DGCL, the Company's Certificate of Incorporation, Bylaws or any Contract to which the Company or any Company Subsidiary is a party or otherwise bound. None of the outstanding shares of the Company's capital stock has been issued in violation of any federal or state securities Laws. All of the outstanding shares of capital stock of each of the applicable Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors' or nominee's qualifying shares in the case of foreign Subsidiaries) are owned by the Company or a Subsidiary of the Company free and clear of all Liens. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.

               (iv) Except as set forth in Section 3.1(c)(iv) of the Disclosure Schedule or in the Company SEC Documents and for the Notes there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act, or sale or transfer (including agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company or its Subsidiaries.

               (v) Except as described in this Section 3.1(c) and for the Notes, no capital stock of the Company or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in this Section 3.1(c) or in the Company SEC Documents and for the Notes, there are no options, preemptive rights, warrants, calls, rights (including "phantom" stock rights and stock appreciation rights), convertible or exchangeable securities, stock-based performance units, commitments, Contracts, arrangements, undertakings or agreements of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, (i) obligating the Company or any of it Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any of its Subsidiaries, or (ii) obligating the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of otherwise amend or enter into any such option, preemptive right, warrant, call, right, convertible or exchangeable security, stock-based performance unit, commitment, Contract, arrangement, undertaking or agreement. Except for the Company's repurchase rights with respect to unvested shares issued under the Company Stock Plans, there are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other Person.

          (d) Authority; Noncontravention.

               (i) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of approving this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, to obtaining the Stockholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate authorizations or approvals on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement, subject, in the case of approving this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, to obtaining the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to
(A) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar Laws relating to or affecting the enforcement of the rights and remedies of creditors generally and
(B) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

               (ii) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock as of the record date established for the Stockholders Meeting, voting as a single class, at the Stockholders Meeting in favor of adopting this Agreement (the "Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

               (iii) The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (the "Board Approval") including (A) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (B) declaring that it is advisable and in the best interests of the Company and its stockholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (C) declaring that this Agreement is fair to the Company and its stockholders, (D) directing that this Agreement be submitted to a vote for adoption at a meeting of the Company's stockholders to be held as soon as reasonably practicable as set forth in Section 5.1(b) and (E) recommending that the Company's stockholders adopt this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way except as permitted by Section 4.2(a) and Section 5.1(e).

               (iv) Except as set forth in Section 3.1(d)(iv) of the Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby and compliance by the Company with the provisions hereof, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, (A) any provision of the Certificate of Incorporation or Bylaws of the Company or the Certificate of Incorporation or Bylaws (or similar organizational documents) of any of its Subsidiaries, (B) any provision of any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, binding arrangement, binding understanding, binding undertaking, permit, franchise or license, whether oral or written (each, including all amendments thereto, a "Contract"), to which the Company or any of its Subsidiaries is a party or any of their respective properties or assets is subject or (C) subject to the governmental filings and other matters referred to in the following paragraph, any Law applicable to the Company or any of its Subsidiaries or their respective properties or assets; other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, results, losses, Liens or entitlements that could not reasonably be expected to have a Material Adverse Effect on the Company.

               (v) Except as set forth in Schedule 3.1(d)(v) of the Disclosure Schedule, no consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign (each, a "Governmental Entity"), is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or compliance with the provisions hereof, except for (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any applicable filings and approvals under any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Laws under any applicable jurisdictions, whether federal, state, local or foreign (such Laws, collectively with the HSR Act, the "Antitrust Laws"), (B) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement relating to the approval by the Company's stockholders of this Agreement (as amended or supplemented from time to time, the "Proxy Statement") and such other filings, notices or reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (C) any filings or notifications required under the rules and regulations of the NASDAQ Stock Market, Inc. of the transactions contemplated hereby, and (D) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business.

               (vi) The Board Approval referred to in Section 3.1(d)(iii) constitutes approval of the Merger for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that the restrictions on business combinations (as such term is defined therein) set forth in Section 203 of the DGCL does not and will not apply to the execution or delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby. Other than Section 203 of the DGCL, no state takeover statute or similar state regulation applies to the Company or any of its Subsidiaries with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

          (e) SEC Documents; Financial Statements.

               (i) The Company has filed with the SEC on a timely basis all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since March 1, 2003, as such documents may have been amended or supplemented with the SEC since the time of filing (the "Company SEC Documents"). No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. Each of the Company SEC Documents, (i) as of the filing date of such report, complied with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and the Exchange Act, as the case may be, and, to the extent then applicable, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the "Sarbanes-Oxley Act"), and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 3.1(e), the term "file" shall be broadly construed to include any manner in which a document or information is furnished, transmitted or otherwise made available to the SEC.

               (ii) Each of the principal executive officer and acting principal financial officer has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the applicable Company SEC Documents (collectively, the "Certifications") and the statements contained in such Certificates are accurate in all material respects as of the filing thereof.

               (iii) The Company has established and maintains a system of internal accounting controls designed to provide reasonable assurance (i) that receipts and expenditures are executed in accordance with management's general or specific authorizations; (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP; and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the Company's financial statements. Except as set forth in Section 3.1(e)(iii) of the Disclosure Schedule, no material weakness was identified in management's assessment of internal controls as of February 28, 2005. Since February 28, 2005, neither the chief executive officer nor the acting principal financial officer of the Company has become aware of any fact or circumstance that is reasonably likely to result in a substantial change to the Company's internal controls over financial reporting. Since February 28, 2005, neither the chief executive officer nor the acting principal financial officer of the Company has become aware of any fact, circumstance or change that is reasonably likely to result in a "material weakness" in the Company's internal controls over financial reporting.

               (iv) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of The Nasdaq Stock Market.

               (v) The Company is, and since enactment of the Sarbanes-Oxley Act has been, in compliance with the applicable provisions of the Sarbanes-Oxley Act. The audit committee of the Board of Directors of the Company includes an Audit Committee Financial Expert, as defined by Item 401(h)(2) of Regulation S-K.

               (vi) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed, by filing a Form 8-K, any change in or waiver of the Company's code of ethics, as required by Section 406(b) of Sarbanes-Oxley Act. To the knowledge of the Company, there have been no violations of provisions of the Company's code of ethics.

               (vii) As of their respective filing dates with the SEC, the consolidated financial statements of the Company for the fiscal year ended February 28, 2005 and the fiscal quarters ending May 31, 2005, August 30, 2005 and November 30, 2005, in each case included in the Company SEC Documents (collectively, the "Company Financial Statements"), complied in all material respects with applicable requirements of the Securities Act and the Exchange Act, were prepared in accordance with the United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods covered (except as may be indicated therein or in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal recurring year-end audit adjustments and other adjustments described therein). The audited financial statements of the Company for the fiscal year ended February 28, 2006 (the "Audited Financial Statements") as of the date of their issuance will comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, will be prepared in accordance with GAAP applied on a consistent basis during the period covered (except as may be indicated therein or in the notes thereto) and will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date thereof and the consolidated results of their operations and cash flows for the period then ended and will be accompanied by an unqualified opinion from Deloitte & Touche USA LLP.

               (viii) The Unaudited Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods covered (except as may be indicated therein or as permitted by Form 10-K and except, that such Unaudited Financial Statements do not include notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date thereof and the consolidated results of their operations and cash flows for the period then ended.

               (ix) Except as set forth in the Unaudited Financial Statements and except as arising hereunder, the Company and its Subsidiaries have no liabilities or obligations of any nature (whether absolute, accrued, asserted or unasserted, contingent or otherwise) that would be required to be reflected on or reserved against in any consolidated balance sheet of the Company prepared in accordance with GAAP that are not disclosed, reflected or reserved against in such Unaudited Financial Statements, except for such liabilities and obligations
(A) that have been incurred since February 28, 2006 in the Ordinary Course of Business, or (B) that could not reasonably be expected to have a Material Adverse Effect on the Company.

               (x) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company's financial statements.

          (f) Absence of Certain Changes or Events. Since February 28, 2006 and except as set forth in Section 3.1(f) of the Disclosure Schedule and for the transactions contemplated by this Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (ii) there has not been: (A) any state of facts, change, development, effect, condition or occurrence that could reasonably be expected to have a Material Adverse Effect on the Company; (B) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's or any of its Subsidiaries' capital stock; (C) any purchase, redemption or other acquisition of any shares of capital stock or other securities of the Company or its Subsidiaries or the issuance of any options, warrants, calls, or rights to acquire such shares or securities; (D) any split, combination or reclassification of any of the Company's or any of its Subsidiaries' capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock or other securities of the Company or any of its Subsidiaries (other than shares of Company Common Stock issuable upon the exercise of outstanding Options, Warrants, other awards under the Company Stock Plans or outstanding purchase rights under the ESPP);
(E) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or consultant (1) of any increase in compensation, bonus or other benefits (including grants of stock options, stock appreciation rights or other stock-based awards) or any such granting of any type of compensation or benefits to any current or former director, officer, employee or consultant not previously receiving or entitled to receive such type of compensation or benefit, or (2) of the right to receive any severance or termination pay, or increases therein (other than in both instances (1) and (2) increases made as required by Law or pursuant to existing Contracts or bonuses paid in the Ordinary Course of Business pursuant to compensation plans adopted prior to February 28, 2006); (F) any material change in financial or tax accounting methods, principles or practices by the Company or any of its Subsidiaries, except insofar as may have been required by a change in GAAP or applicable Law; (G) any material election with respect to taxes by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability or refund; (H) any revaluation of the Company's or any of its Subsidiaries' material assets; or (I) any grants of material refunds, credits, rebates or other allowances by the Company to any end user, customer, reseller or distributor, in each case, other than in the Ordinary Course of Business.

          (g) Absence of Litigation; Investigations. Except as disclosed in
Section 3.1(g) of the Disclosure Schedule or in the Company SEC Documents, there are no claims, actions, suits, proceedings, governmental investigations, inquiries or subpoenas, which individually or in aggregate could be reasonably be expected to have a Material Adverse Effect on the Company and which would be either (i) pending against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any current or former supervisory employee of the Company or any of its Subsidiaries with respect to any acts or omissions in connection with their employment with the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries or (ii) to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any current or former supervisory employee of the Company or any of its Subsidiaries with respect to any acts or omissions in connection with their employment with the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries. Neither the Company nor any Subsidiary of the Company is subject to any outstanding Order that could reasonably be expected to have a Material Adverse Effect on the Company or is reasonably expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in Section 3.1(g) of the Disclosure Schedule, there has not been since November 30, 2005, and there is not currently any internal investigations or inquiries being conducted by the Company, its Board of Directors or any third party or Governmental Entity at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

          (h) Compliance with Applicable Laws. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, certificates, authorizations, Orders and approvals of all Governmental Entities which are necessary or advisable to the lawful operation of the respective business of the Company and its Subsidiaries (the "Permits"), except where the failure to hold such Permits could not reasonably be expected to have a Material Adverse Effect on the Company. All such Permits are in full force and effect and the Company and its Subsidiaries are in compliance with the terms of the Permits and all applicable Laws, except where the failure so to maintain such Permits or so to comply could not reasonably be expected to have a Material Adverse Effect on the Company. The Company has not received any material notice to the effect that the Company or any of its Subsidiaries is not in compliance with the terms of such Permits or any such Laws.

          (i) Contracts.

               (i) Except for Contracts filed as exhibits to the Company SEC Documents, there are no Contracts that were required to be filed as an exhibit to those Company SEC Documents under the Exchange Act. For purposes of this Agreement, each of the following shall be deemed to constitute a "Material Contract":

                    (A) all Contracts of the Company or any of its Subsidiaries made in the Ordinary Course of Business involving payments by the Company or its Subsidiaries in excess of $250,000, or for which the Company or its Subsidiaries recorded total revenue in excess of $250,000 for the twelve-month period ending on November 30, 2005;

                    (B) all Contracts relating to the employment of (a) any current officer or director based in the United States and employed by the Company or any of its Subsidiaries, requiring the payment of any severance, termination or similar payments to or requiring the payment of any bonus amounts (other than payments constituting sales commissions or sales-related bonuses) and (b) any current officer, director or person employed by the Company or any of its Subsidiaries, requiring the payment of a base salary (other than payments constituting sales commissions or sales-related bonuses), or severance, termination or similar payments in excess of (i) $150,000 on an annual basis if based in the United States or (ii) $50,000 on an annual basis if based outside of the United States;

                    (C) all Contracts relating to the acquisition, transfer, development or sharing of any Intellectual Property (except for any Company Contract pursuant to which (1) any material Intellectual Property are licensed to the Company or any of its Subsidiaries under any third party software license generally available to the public or (2) any material Intellectual Property are licensed by the Company or any of its Subsidiaries in the Ordinary Course of Business pursuant to which the Company's Software is licensed to a third-party customer, (3) commercially available over-the-counter "shrink-wrap" are used by the Company or any of its Subsidiaries in the operation of its business or (4) non-negotiated license of third party Intellectual Property are embedded in equipment or fixtures and are used by the Company or any of its Subsidiaries for internal purposes only;

                    (D) all Contracts which provide for indemnification by the Company of any officer, director or employee of the Company, and a list of all such Contracts is set forth on Section 3.1(i)(i)(G) of the Disclosure Schedule;

                    (E) all Contracts or legally binding commitments of the Company or any of its Subsidiaries that contain a covenant restricting in any material respect the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict in all material respects the ability of the Parent or any of its Subsidiaries) to compete or other covenant of the Company or any of its Subsidiaries restricting the development, manufacture, marketing or distribution of the products or services of the Company or any of its Subsidiaries or otherwise limiting in any material respect the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any assets or that by its terms purports to limit in any material respect the freedom of any successor to or affiliate of the Company after the consummation, including Contracts with "most favored customer" pricing provisions;

                    (F) all Contracts containing "standstill" or similar provisions to which the Company is subject and restricted, and a list of all such Contracts is set forth in Section 3.1(i)(i)(G)of the Disclosure Schedule;

                    (G) all material joint venture, partnership or other similar Contracts to which the Company or any of its Subsidiaries is a party;

                    (H) all loan agreements, credit agreements, letters of credit, notes, debentures, bonds, mortgages, indentures, promissory notes and other Contracts relating to the borrowing of money or extension of credit other than standard invoice terms for payments of invoices in connection with sales of the Company's products or services and other than agreements regarding indebtedness between the Company and any Subsidiary or among Subsidiaries of the Company (collectively, "Debt Obligations") pursuant to which any indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of its Subsidiaries of any Debt Obligations of any other Person, in each case, that involves amounts in excess of $100,000;

                    (I) all powers of attorney and Contracts and arrangements pursuant to which the Company or any Subsidiary of the Company has any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, or otherwise in respect of any obligation of any Person, or any capital maintenance, keep-well or similar agreements or arrangements in any such case which, individually is in excess of $100,000;

                    (J) Contracts of the Company or any of its Subsidiaries involving the lease of real property; and

                    (K) all Contracts of the Company or any of its Subsidiaries made in the Ordinary Course of Business for which the Company or its Subsidiaries recorded software license revenue in excess of $100,000 during the period beginning on December 1, 2005 and ending on the date of this Agreement.

               (ii) except as set forth in Section 3.1(i)(ii) of the Disclosure Schedule, each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

               (iii) Subject to those matters set forth in the second sentence of this paragraph, Section 3.1(i)(iii)(A) of the Disclosure Schedule sets forth as of the date of this Agreement a true and complete list, in all material respects, of all outstanding client matters of the Company or any of its Subsidiaries which have resulted in commitments or obligations to deliver services or enhancements at no charge to customers, consultants or other third parties, the actual hours and the estimated total hours for completion of each such commitment or obligation, the names of such customers, consultants or third parties and the name of the Company's products involved in such commitments or obligations, except that Section 3.1(i)(iii)(A) of the Disclosure Schedule does not contain any matter related to "fixed fee" or "not-to-exceed" engagements, pre-sales related services or non-billable travel associated with the provision of services. The actual hours set forth in Section 3.1(i)(iii)(A) of the Disclosure Schedule accurately reflect in all material respects all hours incurred for each such commitment or obligation as of the date of this Agreement. The actual hours set forth in Section 3.1(i)(iii)(A) of the Disclosure Schedule agree with, and have been reconciled to, in all material respects, the hours entered into the Company's internal time tracking systems. The estimated hours for completion accurately represent management's reasonable judgment of the amount of time required to complete each such commitment or obligation. Each such commitment or obligation and quarterly adjusting entry thereof prepared by the Company's Representatives are reasonably reviewed and approved by management of the Company.

               (iv) Neither the Company or any of its Subsidiaries has materially violated or breached, or committed any default under, any Material Contract, and, to the Knowledge of the Company, no other Person has materially violated or breached or committed any default under, any Material Contract.

               (v) Except as disclosed in Section 3.1(i)(v) of the Disclosure Schedule, to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time), would reasonably be expected to: (a) result in a material violation or breach of any provision of any Material Contract; (b) give any Person the right to declare a default or exercise any remedy under any Material Contract; (c) give any person the right to receive or require a material rebate, chargeback, penalty or change in delivery schedule under any Material Contract; (d) give any Person the right to accelerate the maturity or performance of any Material Contract; or (e) give any Person the right to cancel terminate or modify any Material Contract, in each case, in a manner that would reasonably be expected to have a Material Adverse Effect on the Company.

               (vi) The Company has Made Available to Parent true and complete copies of each Material Contract (including all amendments thereto).

          (j) Absence of Changes in Benefit Plans; Employment Matters.

               (i) Except as set forth in Section 3.1(j)(i) of the Disclosure Schedule and except as expressly permitted or required by this Agreement, since February 28, 2006, there was no adoption or amendment in any respect by the Company or any entity, trade or business that is required, together with the Company, to be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA (a "Controlled Group Member") of:

                    (A) Other than the termination of the ESPP, any stock ownership, stock purchase, stock appreciation, stock option or phantom stock benefit plan, program or arrangement (whether oral or written) not governed by ERISA (together, "Equity Benefit Plans"),

                    (B) any pension, profit and retirement savings, cafeteria, severance, disability, death, medical, welfare or other benefit plan, program or arrangement (whether oral or written), that is an "employee benefit plan," as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended ("ERISA") (together, "ERISA Benefit Plans"), or

                    (C) any deferred compensation, cash bonus, stock bonus, performance or other incentive compensation, severance, vacation, paid time off or paid sick time benefit plan, program or arrangement (whether oral or written) that is not governed by ERISA (together, "Non-ERISA Benefit Plans").

The Company has Made Available to Parent, prior to the execution of this Agreement, complete and correct copies of agreements or arrangements (whether oral or written) between the Company or any Controlled Group Member, on the one hand, and any current or former director, officer, employee or consultant of the Company or any Controlled Group Member, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement.

          (k) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor or trade union, labor organization, staff association or works council, or similar grouping of employee representations and, to the Knowledge of the Company, there are no attempts to organize any of the Company's or any of its Subsidiaries' employees by any Person, unit or group seeking to act as their bargaining agent. Except as set forth in Section 3.1(k) of the Disclosure Schedule, the Company has complied in all material respects with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal employment opportunity, collective bargaining, nondiscrimination, and the withholding and payment of social security and other Taxes. There are no pending or, to the Knowledge of the Company, threatened charges of unfair labor practices or of employment discrimination or of any other illegal action with respect to any aspect of employment of any Person employed or formerly employed by the Company or any of its Subsidiaries. To the Knowledge of the Company, no union representation elections relating to the Company's employees have been scheduled by any Governmental Entity and no investigation of the employment policies or practices of the Company by any Governmental Entity is pending or threatened.

          (l) Employee Benefit Matters. Set forth in Section 3.1(l) of the Disclosure Schedule is a list of (i) each loan to any employee, officer or director, (ii) each ERISA Benefit Plan, (iii) each Equity Benefit Plan and (iv) each Non-ERISA Benefit Plan, sponsored or maintained by the Company or any Controlled Group Member or to which the Company or any Controlled Group Member is required to make material contributions (such plans, agreements, arrangements and related trusts and related agreements and arrangements being hereinafter referred to as the "Benefit Plans"). The Company has delivered or Made Available to Parent true and complete copies of all Benefit Plans, summary plan descriptions, forms of agreements generally representing awards (including stock options) granted thereunder, and all financial statements, actuarial reports and annual reports and returns filed with the Internal Revenue Service or Department of Labor with respect to the three (3) most recent filings made for such Benefit Plans prior to the date of this Agreement. In addition:

               (i) each Benefit Plan has been operated and administered in compliance with its terms in all material respects;

               (ii) each Benefit Plan complies in all material respects with all applicable requirements of ERISA and the Internal Revenue Code of 1986, as amended (the "Code") and with all other applicable Laws;

               (iii) each Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification under Section 401(a) of the Code, and nothing has occurred that could adversely affect such qualified status;

               (iv) neither the Company nor any Controlled Group Member maintains, sponsors or contributes to, or has maintained, sponsored or contributed to, any "defined benefit plan" (within the meaning of Section 3(35) of ERISA), any "multiemployer plan" (within the meaning of Section 3(37) of ERISA), or any "multiple employer plan" (within the meaning of Section 413 of the Code);

               (v) no "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any ERISA Benefit Plan, based on the Knowledge of the Company with respect to individuals who are not employees or directors of the Company;

               (vi) except as set forth in Section 3.1(l)(vi) of the Disclosure Schedule, each Benefit Plan (other than a Company Stock Plan) can be amended, discontinued or terminated at any time (including after the Effective Time) in accordance with its terms, without liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event, or
(B) liabilities for which sufficient assets are set aside in a trust or insurance contract to satisfy such liabilities or which are accrued on the Unaudited Financial Statements);

               (vii) except as set forth in Section 3.1(l)(vii) of the Disclosure Schedule, all contributions required to be made in connection with any Benefit Plan through the date of this Agreement have been timely made or, if not yet due, have been accrued on the Unaudited Financial Statements;

               (viii) other than claims in the ordinary course for benefits with respect to the Benefit Plans, there are no actions, suits or claims pending with respect to any Benefit Plan, or, to the Knowledge of the Company, any circumstances which might give rise to any such action, suit or claim;

               (ix) all reports, returns and similar documents with respect to the Benefit Plans required to be filed with any Governmental Entity have been timely filed;

               (x) neither the Company, nor any Controlled Group Member has any obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, and the Company and the Controlled Group Members have complied in all material respects with the notice and continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder;

               (xi) except as set forth in Section 3.1(l)(xi) of the Disclosure Schedule, which specifies the payments which may constitute parachute payments under Section 280G of the Code on the basis of the assumptions described therein, there is no agreement, plan, arrangement or other contract covering any current or former employee or other service provider of Company or any Controlled Group Member to which the Company or any Controlled Group Member is a party or by which Company or any Controlled Group Member is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or would reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent event, including termination of employee or other service status), give rise directly or indirectly to the payment of any amount that would reasonably be expected to be characterized as a "parachute payment" within the meaning of Section 280G of the Code. Section 3.1(l)(xi) of the Disclosure Schedule lists each Person who Company reasonably believes is a "disqualified individual" (within the meaning of Section 280G of the Code and the U.S. Treasury Regulation thereunder). Except as otherwise set forth in
Section 3.1(l)(xi) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereunder (whether alone or upon the occurrence of any additional or subsequent event, including termination of employee or other service status) will accelerate the time of payment or vesting of any compensation or benefits under any Benefit Plan, or increase the amount of compensation or benefits due any employee or former employee of Company. On the Closing Date, Company shall deliver a complete update to 3.1(l)(xi) of the Disclosure Schedule current as of that date; and

               (xii) each Benefit Plan that is maintained outside of the United States or that is for the benefit of employees, directors or consultants outside the United States is in material compliance with applicable laws.

          (m) Taxes.

               (i) Except as set forth in Section 3.1(m) of the Disclosure Schedule, each of the Company and the Subsidiaries has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Neither the Company nor any Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and the Subsidiaries are or were members. Each of the Company and the Subsidiaries has paid on a timely basis all material Taxes that were due and payable through the date of this Agreement. The unpaid Taxes of the Company and each Subsidiary for Tax periods through the date of the Unaudited Financial Statements do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Financial Statements. Neither the Company nor any Subsidiary (i) has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than the Company or any Subsidiary, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All material Taxes that the Company or any Subsidiary was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity. For purposes of this Agreement, (i) "Taxes" shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, corporation, ad valorem, premium, value-added, good and services, harmonized sales tax, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof, and (ii) "Tax Returns" shall mean any and all reports, returns, computations, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof.

               (ii) The Company has delivered or Made Available to Parent for inspection (i) complete and correct copies of all Tax Returns of the Company or any Subsidiary relating to Taxes for the three fiscal years ended February 28, 2005, where filed and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company or any Subsidiary relating to Taxes for the three fiscal years ended February 28, 2005. Except as specified in Section 3.1(m)(ii) of the Disclosure Schedule, no examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress. Neither the Company nor any Subsidiary has been informed by any jurisdiction that the jurisdiction formally asserts that the Company or any Subsidiary was required to file any Tax Return that was not filed. Except as specified in Section 3.1(m)(ii) of the Disclosure Schedule, neither the Company nor any Subsidiary has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority.

               (iii) Neither the Company nor any Subsidiary (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) has made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, that could require it to make any payments that would not be fully deductible by reason of Section 162(m) of the Code.

               (iv) None of the assets of the Company or any Subsidiary (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

               (v) Neither the Company nor any of the Subsidiaries is required to include any material amounts in income, or exclude any material items of deduction, in a taxable period beginning after the Effective Time (a "Post-Closing Tax Period") as a result of: (i) a change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) a closing agreement as described in Section 7121 of the Code (or corresponding or similar provision of state, local or foreign Tax laws); (iii) an installment sale or open transaction arising in a taxable period ending on or before the Closing Date (a "Pre-Closing Tax Period"); (iv) a prepaid amount received, or paid, in a Pre-Closing Tax Period; or (v) deferred gains that could be recognized in a Post-Closing Tax Period, except as specified in Section 3.1(m)(v) of the Disclosure Schedule.

               (vi) Other than by their own expiration over time or by a change in the underlying trade, there is no limitation on the utilization by either the Company or any Subsidiary of its net operating losses, built-in losses, Tax credits, or similar items under Sections 382, 383, or 384 of the Code or comparable provisions of foreign state or local Law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).

               (vii) Neither the Company nor any Subsidiary (i) is a "consenting corporation" within the meaning of former Section 341(f) of the Code, and none of the assets of the Company or any Subsidiary is subject to an election under former Section 341(f) of the Code, or (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

               (viii) Neither the Company nor any Subsidiary has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

               (ix) Except as set forth in Section 3.1(m)(ix) of the Disclosure Schedule, neither the Company nor any Subsidiary owns any interest in an entity that is characterized as a partnership for federal income Tax purposes.

               (x) Section 3.1(m)(x) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company or any Subsidiary files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a "nexus" basis.

               (xi) Neither the Company nor any Subsidiary is or has been a passive foreign investment company within the meaning of Sections 1291-1297 of the Code.

               (xii) Except as set forth in Section 3.1(m)(xii) of the Disclosure Schedule, neither the Company nor any Subsidiary has incurred (or been allocated) an "overall foreign loss" as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

               (xiii) Neither the Company nor any Subsidiary is a party to a gain recognition agreement under Section 367 of the Code.

               (xiv) There are no Tax Liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or any Subsidiary, other than with respect to Taxes not yet due and payable.

               (xv) Section 3.1(m)(xv) of the Disclosure Schedule lists all "nonqualified deferred compensation plans" (within the meaning of Section 409A of the Code) to which the Company or any Subsidiary is a party. Each such nonqualified deferred compensation plan complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) of the Code by its terms and has been operated in good faith in accordance with such requirements.

               (xvi) Except as set forth in Section 3.1(m)(xvi) of the Disclosure Schedule, there has been no change in the underlying trade in the Company or any of its Subsidiaries prior to the date of this Agreement.

          (n) Title to Properties.

Each of the Company and its Subsidiaries has marketable and legal title to, or valid leasehold interests in, all of its material properties and assets except for such as are no longer used in the conduct of its businesses or as have been disposed of in the Ordinary Course of Business and except for defects in title, easements, restrictive covenants and similar Liens and encumbrances that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 3.1(n) of the Disclosure Schedule, all such properties and assets, other than properties and assets in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for Liens that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

               (i) Each of the Company and its Subsidiaries has complied with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such non-compliances or failures to be in full force and effect that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries enjoy peaceful and undisturbed possession in all material respects under all such leases.

          (o) Intellectual Property.

               (i) Section 3.1(o)(i) of the Disclosure Schedule lists all registered trademarks and applications therefor, registered copyrights and applications therefor, patents and patent applications, and the jurisdictions in which each of the foregoing was or is filed or registered, owned by the Company or any of its Subsidiaries. To the Company's Knowledge, all necessary and material registration, maintenance and renewal fees in connection with the foregoing have been paid and all necessary material documents and certificates in connection with the foregoing have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining the foregoing. To the Company's Knowledge, there are no actions that are required to be taken by Company within 120 days of the date of this Agreement with respect to any of the foregoing, except as set out in Section 3.1(o)(i) of the Disclosure Schedule.

               (ii) Except as disclosed in Section 3.1(o)(ii) and Section 3.1(o)(iii) of the Disclosure Schedule, each of the Company and its Subsidiaries owns, or is validly licensed or otherwise has the right to use, in each case free and clear of any Liens, all Intellectual Property used or necessary to carry on its business as currently conducted. Such Intellectual Property constitutes all the Intellectual Property necessary to the conduct of the business of the Company and its Subsidiaries as currently conducted.

               (iii) To the Knowledge of the Company, none of the Company or any of its Subsidiaries has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property or other proprietary information of any other Person. Except as disclosed in Section 3.1(o)(iii) of the Disclosure Schedule, (A) none of the Company or any of its Subsidiaries has received in the past five years any charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other conflict or challenging the ownership, use, validity or enforceability of any Intellectual Property owned by, licensed to or otherwise used by the Company or any of its Subsidiaries nor, to the Knowledge of the Company, is there a reasonable basis for any such claim nor has there been pending in the past five years any such charge, complaint, claim, demand, or notice (B) none of the Company or any of its Subsidiaries is party to or the subject of any pending or, to the Knowledge of the Company, threatened, suit, claim, action, investigation or proceeding with respect to any such infringement, misappropriation or conflict, that has not been settled or otherwise fully resolved, (C) to the Knowledge of the Company, since April 30, 2001, no other Person has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property owned by, licensed to or otherwise used by the Company or any of its Subsidiaries, and (D) none of the Company or any of its Subsidiaries has received any opinion of counsel that a third party patent applies to any product produced, marketed, licensed, sold or distributed by the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has brought any action, suit or proceeding for infringement of any Intellectual Property of the Company or any of its Subsidiaries, or for breach of any license or agreement involving any of such Intellectual Property, against any party, and to the Knowledge of the Company there is no unauthorized use, disclosure, infringement or misappropriation of any such Intellectual Property by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

               (iv) Except as set forth on Section 3.1(o)(iv) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was owned by the Company or any Subsidiary and is necessary for the conduct of the business of the Company or any of its Subsidiaries as currently conducted or currently proposed to be conducted, to any third party.

               (v) Section 3.1(o)(v) of the Disclosure Schedule contains a list of current employees or consultants of the Company and its Subsidiaries who are involved in the development of Software or issued patents owned by the Company or its Subsidiaries and who have not executed the Company's applicable standard form Conditions of Employment or Consulting Agreement as provided to Parent, or another agreement imposing substantially similar obligations regarding confidentiality and assignment of Intellectual Property. Each of the Company and its Subsidiaries has taken reasonable steps (based on standard industry practices) to protect its Intellectual Property and rights thereunder owned by the Company and necessary for the conduct of the business of the Company or any of its Subsidiaries as currently conducted or currently proposed to be conducted, and, to the Knowledge of the Company, no rights to such Intellectual Property have been lost or are in jeopardy of being lost as a result of any act or omission by the Company or any of its Subsidiaries.

               (vi) "Intellectual Property" means all intellectual property, including but not limited to (A) inventions (whether patentable or unpatentable and whether or not reduced to practice), ideas, research and techniques, technical designs, discoveries and specifications, improvements, modifications, adaptations, and derivations thereto, and patents, patent applications, models, industrial designs, inventor's certificates, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof (the "Patents"), (B) trademarks, all service marks, logos, trade dress, brand names and trade names, assumed names, corporate names and other indications of origin (whether registered or unregistered), (C) copyrights (whether registered or unregistered and any applications for registration therefor, including any modifications, extensions or renewals thereof), (D) trade secrets, know-how and confidential business information and rights in any jurisdiction to limit the use or disclosure thereof by any Person,
(E) Software, (F) Internet domain names, and (G) moral rights, publicity rights and customer lists.

          (p) Software.

               (i) The Software owned by the Company or any of its Subsidiaries, was either (A) developed by employees of the Company or its Subsidiaries within the scope of their employment, (B) developed by independent contractors who have assigned their rights to the Company or its Subsidiaries pursuant to written agreements or (C) otherwise lawfully acquired by the Company or its Subsidiaries from a third party pursuant to written agreements. To the Knowledge of the Company, such Software does not contain any programming code, documentation or other material or development environments that embody Intellectual Property rights of any Person other than the Company or its Subsidiaries, except for such materials or development environments obtained by the Company or its Subsidiaries from (A) third parties pursuant to valid licenses or other agreements or (B) other Persons who make such materials or development environments generally available to all interested purchasers or end-users on standard commercial terms. Except as disclosed in Section 3.1(p)(i) of the Disclosure Schedule, the source code of any of the Company's Software and the data associated therewith have not been licensed or otherwise provided to another Person, and have been safeguarded and protected as confidential and proprietary Company information. "Software" means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (D) all documentation, including user manuals and training materials, relating to any of the foregoing.

               (ii) Section 3.1(p)(ii) of the Disclosure Schedule lists all software or other material that is made generally available to the public, under license (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, and any other similar "free software" or "open source" licenses) without requiring the payment of any fees or royalties ("Open Source Materials") used by Company or its Subsidiaries in any way, and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by Company or its Subsidiaries). Neither the Company nor any of its Subsidiaries have (A) incorporated Open Source Materials into, or combined Open Source Materials with, the Intellectual Property owned by the Company or its Subsidiaries and necessary for the conduct of the business of the Company or any of its Subsidiaries as currently conducted or currently proposed to be conducted, except as set forth on Section 3.1(p)(ii) of the Disclosure Schedule;
(B) distributed Open Source Materials in conjunction with any Intellectual Property owned by the Company or its Subsidiaries and necessary for the conduct of the business of the Company or any of its Subsidiaries as currently conducted or currently proposed to be conducted, except as set forth on Section 3.1(p)(ii) of the Disclosure Schedule; or (C) used Open Source Materials that create, or purport to create, obligations for Company or its Subsidiaries with respect to, or grant, or purport to grant, to any third party, any rights or immunities under, Intellectual Property owned by the Company or its Subsidiaries and necessary for the conduct of the business of the Company or any of its Subsidiaries as currently conducted or currently proposed to be conducted (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge).

               (iii) The Company and its Subsidiaries use commercially available antivirus software with the intention of protecting Company's software products from becoming infected by viruses and other harmful code.

          (q) Environmental Matters.

               (i) Except for such matters that individually and in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect on the Company: (i) each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws and possesses and is and has been in compliance with all required Environmental Permits; (ii) there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (iii) none of the Company or any of its Subsidiaries or any of their predecessors has caused any releases or threatened release of Hazardous Materials at any property currently or formerly owned or operated by the Company or any of its Subsidiaries or any of their predecessors, or at any offsite disposal location in connection with the current or past operations of the Company or any of its Subsidiaries or their predecessors.

               (ii) For purposes of this Agreement, the following defined terms shall apply:

                    (A) "Environmental Claims" means any and all actions, Orders, suits, demands, directives, claims, Liens, investigations, proceedings or notices of violation by any Governmental Entity or other Person alleging potential responsibility or liability arising out of, based on or related to (1) the presence, release or threatened release of, or exposure to, any Hazardous Materials at any location or (2) circumstances forming the basis of any violation or alleged violation of any Environmental Law;

                    (B) "Environmental Laws" means all Laws relating to pollution or protection of the environment or human health;

                    (C) "Environmental Permits" means all permits, licenses, registrations and other authorizations required under applicable Environmental Laws; and

                    (D) "Hazardous Materials" means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

          (r) Insurance. The Company has Made Available to Parent accurate and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. To the Knowledge of the Company, each of such insurance policies is in full force and effect. Except as disclosed in
Section 3.1(r) of the Disclosure Schedule, since November 30, 2004, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any material coverage, reservation or rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.

          (s) Opinion of Financial Advisor. The financial advisor of the Company, Lehman Brothers, has delivered to the Company an opinion dated as of the date of this Agreement to the effect that as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company. The Company has provided a true, complete and correct copy of such opinion to Parent. As of the date hereof, such opinion has not been withdrawn, revoked or modified.

          (t) Brokers; Schedule of Fees.

               (i) No broker, investment banker, finder or financial advisor or other Person has been retained by, or is authorized to act on behalf of the Company or any of its Subsidiaries, and is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement (other than Lehman Brothers, Inc., whose brokerage, investment banking, finders and financial advisory fees shall be paid by the Company). The Company has delivered or Made Available to Parent a complete and correct copy of all agreements between the Company and Lehman Brothers pursuant to which such firm could be entitled to any payment relating to the transactions contemplated hereby and thereby.

          (u) Rights Agreement. The Rights Agreement has been amended so that the entering into of this Agreement and the Voting Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not, (A) result in any Person being deemed to have become an Acquiring Person (as defined in the Rights Agreement),
(B) result in the ability of any Person to exercise any Rights (as defined in the Rights Agreement) under the Rights Agreement, (C) enable or require the Rights to separate from the Company Common Stock to which they are attached or to be triggered or become exercisable or (D) enable the Company to exchange any Rights for shares of the Company's capital stock, pursuant to the Rights Agreement. No Distribution Date, Stock Acquisition Date, Triggering Event (as such terms are defined in the Rights Agreement) or similar event has occurred or will occur by reason of (x) the adoption, approval, execution or delivery of this Agreement and the Voting Agreements, (y) the public announcement of such adoption, approval, execution or delivery or (z) the consummation of the transactions contemplated hereby and thereby.

     3.2 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company as follows as of the date of this Agreement and as of the Closing Date, except where another date is specified:

          (a) Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Merger Sub has delivered or Made Available to Parent prior to the execution of this Agreement, complete and correct copies of its Certificate of Incorporation and Bylaws, in each case as amended to the date of this Agreement.

          (b) Authority; Noncontravention.

               (i) Parent and Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. Assuming the accuracy of the representations and warranties of the Company set forth in Section 3.1(d)(i), the execution and delivery of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub (except for the approval by the sole stockholder of Merger Sub, which approval Parent shall cause to be obtained promptly following the execution and delivery of this Agreement) and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and each constitutes a legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms subject to (A) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar Laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (B) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

               (ii) The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated by this Agreement, and compliance by Parent and Merger Sub with the provisions of this Agreement, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Merger Sub under, (A) any provision of the Certificate of Incorporation or Bylaws of the Parent or the Certificate of Incorporation or Bylaws of Merger Sub, (B) subject to the governmental filings and other matters referred to in the following paragraph, any Law or Order, in each case, applicable to Parent or Merger Sub or their respective properties or assets; other than, in the case of clause (B), any such conflicts, violations, breaches, defaults, rights, results, losses, Liens or entitlements that could reasonably be expected to prevent or materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement.

               (iii) No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement or the compliance with the provisions by this Agreement, except for
(A) the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act, and any applicable filings and approvals under other Antitrust Laws, (B) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (C) such other consents, approvals, Orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made could not reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement.

          (c) Litigation. There is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of Parent or Merger Sub, threatened against or affecting Parent or Merger Sub or any of their respective assets or properties before or by any Governmental Entity that, individually or in the aggregate, could reasonably be expected to prevent or materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement, nor is there any Order of any Governmental Entity or arbitrator outstanding against Parent or Merger Sub that, individually or in the aggregate, could reasonably be expected to prevent or materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement.

          (d) Brokers. No broker, investment banker, financial advisor or other Person has been retained by, or is authorized to act on behalf of, Parent or any of its Subsidiaries and is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement (other than Citigroup Inc., whose fees shall be paid by Parent).

          (e) Interim Operations of Merger Sub. Merger Sub has not engaged in any business activities and has conducted its operations only as contemplated hereby. Merger Sub has not incurred, directly or indirectly, any material liabilities or obligations except those in connection with its organization or with the negotiation and execution of this Agreement and the performance of the transactions contemplated hereby.

          (f) Financing and Financing Commitments. On or prior to the date of this Agreement, Parent has delivered to the Company a true and complete copy of
(i) the commitment letter dated as of the date of this Agreement and issued by Citicorp North America, Inc., Citigroup Global Markets, Inc., UBS Loan Finance LLC and UBS Securities (the "Commitment Letter") to provide Parent, in accordance with the terms thereof, with proceeds of not less than $225,000,000, and (ii) the stock purchase agreement, dated the date hereof, by and between Parent and Funds Affiliated with Thoma Cressey Equity Partners, Inc. (the "Stock Purchase Agreement") to provide Parent, in accordance with the terms thereof, with proceeds not less than $50,000,000, in each case, in connection with the Merger and the transactions contemplated hereby. The Commitment Letter and the Stock Purchase Agreement are in full force and effect. As of the Closing, assuming satisfaction of the condition set forth in Section 6.2(h), Parent will have available to it sufficient funds to consummate the Merger (including payment in full for all shares of Company Common Stock outstanding at the Effective Time) and the other transactions contemplated hereby (including, but not limited to, those contemplated by Section 5.8 hereof).

          (g) Full Disclosure. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE 4

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1 Conduct of Business. Except as previously consented to in writing by Parent or otherwise expressly permitted by this Agreement, between the date of this Agreement and the earlier of the termination of this Agreement or the Effective Time (the "Interim Period"), (i) the Company shall, and shall cause its Subsidiaries, (A) to operate their respective businesses in the Ordinary Course of Business, and (B) to use all commercially reasonable efforts to preserve intact their assets, properties, Contracts and licenses of their current business organization, keep available the service of their current officers and employees and preserve their relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, employees, contractors and others having business dealings with them, and (ii) the Company shall not, and shall not permit any of its Subsidiaries to:

          (a) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock;

          (b) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, or take any action to accelerate any vesting provisions of any such shares or securities, other than (i) the acceleration of Options in accordance with their terms, (ii) the acceleration of the final purchase date of the Payroll Deduction Period under the ESPP, (iii) the repurchase of shares from employees or former employees of the Company or any of its Subsidiaries pursuant to elections made by employees or former employees to sell or otherwise transfer shares of Company Common Stock to the Company to satisfy withholding obligations, and (iv) the repurchase of unvested shares by the Company, at a price per share not greater than the purchase price originally paid for those shares, from employees or service providers of the Company or any of its Subsidiaries in connection with the termination of their employment with or service to the Company or its Subsidiaries;

          (c) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or any of its other securities;

          (d) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or any stock appreciation rights or other rights that are linked in any way to the price of Company Common Stock or in any way alter the capitalization structure of the Company existing on the date of this Agreement (other than the issuance of shares of Company Common Stock upon the exercise of Options or Warrants outstanding on the date of this Agreement pursuant to their terms as in effect on the date of this Agreement or as a result of the transactions contemplated hereby);

          (e) amend or propose to amend its Certificate of Incorporation or Bylaws (or similar organizational documents);

          (f) directly or indirectly, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing all or substantially all of the assets or capital stock of, or by any other manner, any assets constituting a material business or any corporation, partnership, limited liability company, joint venture or association or other entity or division thereof, or any direct or indirect interest in any of the foregoing, or (ii) any material assets, other than inventory or immaterial assets in each case in the Ordinary Course of Business;

          (g) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or otherwise permit the corporate existence of the Company or any of its Subsidiaries to be suspended, lapsed or revoked;

          (h) directly or indirectly sell, lease, license, sell and leaseback, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets or any interest therein with a value, individually or in the aggregate, in excess of $150,000, except in the Ordinary Course of Business;

          (i) (i) repurchase, prepay or incur any indebtedness or assume, guarantee or endorse any indebtedness of another Person, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, except for borrowings in the Ordinary Course of Business or transactions between the Company and Parent or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly-owned Subsidiary of the Company;

          (j) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that, in individually or in the aggregate, are in excess of $100,000, except in the Ordinary Course of Business;

          (k) pay, discharge, settle or satisfy any claims (including claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business as required by any Contract, any applicable Law or any Order or as required by their terms as in effect on the date of this Agreement of material claims, liabilities or obligations reflected or reserved against in the Unaudited Financial Statements (for amounts not in excess of such reserves) or incurred since the date of such Unaudited Financial Statements in the Ordinary Course of Business, or waive, release, grant or transfer any right of material value, other than in the Ordinary Course of Business, or waive any material benefits of, or agree to modify in any adverse respect, or, subject to the terms hereof, fail to enforce, or consent to any matter with respect to which its consent is required under, any material confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

          (l) enter into, modify, amend or terminate (i) any Contract which if so entered into, modified, amended or terminated could be reasonably likely to
(x) have a Material Adverse Effect on the Company, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (ii) except in the Ordinary Course of Business, any Material Contract to which the Company or any Subsidiary thereof is a party;

          (m) (i) except as set forth in Section 4.1(m)(i) of the Disclosure Schedule and as otherwise contemplated by this Agreement or as required to comply with applicable Laws or any Contract or Benefit Plans existing on the date of this Agreement, pay any material benefit not provided for as of the date of this Agreement under any Contract or Benefit Plan (provided, however, immediately before the Effective Time, the Company or any of its Subsidiaries may pay to such officers and employees of the Company or its Subsidiaries, as applicable, who will be terminated in connection with the Merger executive and non-executive bonuses in cash and restricted stock in an amount equal to what such officers and employees would have been entitled to had such officers and employees been employed with the Surviving Corporation at the Effective Time) or
(ii) enter into, modify, amend or terminate any Benefit Plan, or (iii) adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any Subsidiary thereof;

          (n) hire any additional employees with an annual base salary in excess of $100,000 or retain any additional consultants, whose engagement could not be terminated on thirty days notice, materially increase the compensation of any employees, officers or consultants (other than in the Ordinary Course of Business) or enter into any employment or consulting agreements; provided, however, that the Company may hire employees for the sole purpose of replacing employees who have been terminated or have terminated their employment on terms and conditions (including compensation) which are substantially the same, in all material respects, as the terms and conditions of the employees being replaced;

          (o) terminate any officer or employee of the Company or any of its Subsidiaries other than for good reason or for reasonable cause;

          (p) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

          (q) except as required by GAAP, revalue any of its material assets or make any changes in accounting methods, principles or practices;

          (r) make or change any material Tax election, settle or compromise any material Tax liability, agree to an extension of the statute of limitations with respect to the assessment or determination of material Taxes, file any amended Tax Return with respect to any material Tax, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

          (s) enter into any transaction that could give rise to a disclosure obligation as a "reportable transaction" under Section 6011 of the Code and the regulations thereunder;

          (t) make any changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under applicable law, rule, regulation or GAAP, in each case as concurred in by Company's independent public accountants;

          (u) engage in any transaction with, or enter into any agreement, arrangement or understanding with, directly or indirectly, any Affiliate of the Company or any Subsidiary, including any transactions, agreements, arrangements or understandings with any Affiliate or other Person covered by Item 404 of SEC Regulation S-K that would be required to be disclosed under such Item 404;

          (v) compromise or settle any suit, claim, action, investigation or proceeding directly relating to or affecting the Company's Intellectual Property or having a value or in an amount in excess of $100,000;

          (w) effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries;

          (x) grant any material refunds, credits, rebates or other allowances by the Company to any end user, customer, reseller or distributor, in each case, other than in the Ordinary Course of Business; or

          (y) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

          Notwithstanding Section 4.1, during the Interim Period, the Company may, after providing notice to Parent in the Company's sole discretion and without the consent of Parent, comply with its legally binding obligations outstanding as of the date of this Agreement that have been either Made Available to Parent or disclosed in the Company SEC Documents in accordance with the terms of such agreements.

     4.2 No Solicitation by the Company.

          (a) No Solicitation or Negotiation. The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, "Representatives") to directly or indirectly:

               (i) solicit, initiate, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Takeover Proposal, including amending or granting any waiver or release under any standstill or similar agreement with respect to any Company Common Stock; or

               (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information with respect to, assist or participate in any effort or attempt by any Person with respect to, or otherwise cooperate in any way with, any Takeover Proposal.

Notwithstanding the foregoing, prior to the adoption of the Merger Agreement at the Stockholders Meeting (the "Specified Time"), the Company may, to the extent required by the fiduciary obligations of its Board of Directors, as determined in good faith by the Company's Board of Directors after consultation with outside counsel, in response to a bona fide written Takeover Proposal made or received after the date of this Agreement that the Company's Board of Directors determines in good faith after consultation with outside counsel and a nationally recognized independent financial advisor is reasonably likely to lead to a Superior Proposal, in each case that did not result from a material breach by the Company of this Section 4.2, and subject to compliance with Section 4.2(c),

                    (X) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement, provided that copies of all such information are provided to Parent on a prior or substantially concurrent basis; and

                    (Y) participate in discussions or negotiations with the Person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal.

Without limiting the foregoing, it is agreed that any material violation of the restrictions set forth in this Section 4.2(a) by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 4.2(a) by the Company. The term "Takeover Proposal" means any inquiry, proposal or offer from any Person relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (i) all or any part of the material assets, properties or business of the Company or its Subsidiaries or (ii) all or any part of the outstanding shares of Company Common Stock or capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. The term "Superior Proposal" means any unsolicited, bona fide written proposal made by a third party to acquire substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, on terms which the Board of Directors of the Company determines in its good faith judgment to be materially more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement following consultation with a nationally recognized independent financial advisor, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement).

          (b) No Change in Recommendation or Alternative Acquisition Agreement. Neither the Company Board nor any committee thereof shall:

               (i) except as set forth in this Section 4.2, withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company's Board of Directors or any such committee of this Agreement or the Merger;

               (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an "Alternative Acquisition Agreement") constituting or relating to any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.2(a) entered into in the circumstances referred to in Section 4.2(a) and Section 4.2(c)); or

               (iii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Takeover Proposal.

Notwithstanding the foregoing, the Company's Board of Directors may, in response to a Superior Proposal that did not result from a material breach by the Company of this Section 4.2, take any action specified in Section 4.2(b)(i) and Section 4.2(b)(iii) above, if its Board of Directors determines in good faith, after consultation with outside counsel, that its fiduciary obligations require it to do so, but only at a time that is prior to the Specified Time and is after the second business day following Parent's receipt of written notice advising Parent that the Company's Board of Directors desires to withdraw or modify the recommendation due to the existence of a Superior Proposal (or any material change in the terms of such Superior Proposal) (which notification shall contain a copy of the Superior Proposal) or to terminate this Agreement pursuant to
Section 7.1(h), and identifying the Person making such Superior Proposal. Such two business day period shall be required for each and every Superior Proposal or modification thereto, as applicable, and only after complying in all material respects with the Company's obligations under Section 4.2(c) (provided however, the Company shall be required to deliver only one such notice to Parent hereunder in the event that the Company's notice discloses the

Company's intent to terminate this Agreement pursuant to Section 7.1(h) hereof). Nothing in this Section 4.2 shall be deemed to (A) permit the Company to take any action described in clauses (ii) of the first sentence of this Section 4.2(b), or (B) affect any obligation of the Company under this Agreement or (C) except upon a termination of this Agreement pursuant to Section 7.1(h), limit the Company's obligation to call, give notice of, convene and hold the Stockholders Meeting, regardless of whether the Company's Board of Directors has withdrawn or modified its recommendation of this Agreement and the Merger.

          (c) Notices to Parent; Additional Negotiations. In addition to the obligations of the Company set forth in Section 4.2(a) and Section 4.2(b), the Company shall promptly, but in no event later than 24 hours, advise Parent orally or in writing of any written request for non-public information concerning the Company that the Company reasonably believes could lead to or contemplates a Takeover Proposal or of any Takeover Proposal, including any inquiry for nonpublic information relating to the Company or any of its Subsidiaries, the terms and conditions of such request, Takeover Proposal or inquiry (including any subsequent material amendment or modification to such terms and conditions) and the identity of the Person making any such request, Takeover Proposal or inquiry. The Company shall not provide any information to or participate in discussions or negotiations with the Person or entity making any Superior Proposal until after the Company has first notified Parent of such Takeover Proposal as required by the preceding sentence. The Company shall (i) promptly notify Parent if it has begun to furnish information to, or to participate in discussions or negotiations with, a Person making any such Takeover Proposal or inquiry and shall immediately advise Parent orally, with written confirmation to follow promptly (and in any event within 24 hours), of any material change in the terms of any such Takeover Proposal or inquiry, (ii) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Takeover Proposal, and (iii) if Parent shall make a counterproposal (including without limitation following delivery of a written notice to Parent pursuant to Section 4.2(b) or this
Section 4.2(c)), consider and cause its financial and legal advisors to consider in good faith the terms of such counterproposal.

          (d) Cessation of Ongoing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, a Takeover Proposal. The Company shall immediately cease existing discussions or negotiations with any Persons conducted heretofore with respect to a Takeover Proposal.

          (e) Certain Permitted Disclosure. Nothing in this Section 4.2 or elsewhere in this Agreement shall prevent the Company from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act.

     4.3 ESPP. All outstanding purchase rights under the ESPP shall terminate, as of June 1, 2006, in accordance with the terms of the ESPP, and participants in the ESPP shall receive a refund of unused contributions, if any, as soon as reasonably practicable following the Closing. The Company shall cause the ESPP to terminate with such purchase, and no further purchase rights shall be granted or exercised under the ESPP.

     4.4 Rights Agreement. Following the date of this Agreement, the Company shall not amend, terminate, redeem or grant any waiver under the Rights Agreement.

     4.5 Employee Benefit Matters. Unless Parent consents otherwise in writing, the Company shall take all action necessary to terminate, or cause to be terminated, effective as of the date immediately prior to the Closing Date, any Benefit Plan that is a 401(k) plan or other defined contribution retirement plan. Parent shall receive evidence that the Board of Directors of the Company has adopted resolutions to terminate the 401(k) plan or such other defined contribution retirement plan (the form and substance of which resolutions shall be subject to review and approval of Parent), effective as of the date immediately prior to the Closing Date.

     4.6 Confidentiality. The parties acknowledge that Parent and the Company (on behalf of the Company and all of is Subsidiaries) have previously executed the Confidentiality Agreement, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

                                   ARTICLE 5

                             ADDITIONAL AGREEMENTS

     5.1 Preparation of the Proxy Statement; Stockholders Meeting; Other Board Actions.

          (a) As soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Company shall promptly notify Parent of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall promptly provide to Parent copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Each of the Company and Parent shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after all such SEC comments have been resolved. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent with a reasonable opportunity to review and comment on such document or response and (ii) shall not file or mail such document or respond to the SEC prior to receiving Parent's approval, which approval shall not be unreasonably withheld, delayed or conditioned.

          (b) The Company shall, as promptly as reasonably practicable following the date of receipt of notification of clearance of the Proxy Statement, or notification of no review of the Proxy Statement, by the SEC, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining Stockholder Approval, regardless of whether the Board of Directors of the Company determines at any time that this Agreement or the Merger is no longer advisable or recommends that the stockholders of the Company reject this Agreement or the Merger, in all cases subject to its rights and obligations under Section 4.2, Section 5.1(e) and Section 7.1. The Company shall cause the Stockholders Meeting to be held as promptly as practicable following the date of receipt of notification of clearance of the Proxy Statement, or notification of no review of the Proxy Statement, by the SEC. The Company shall, through its Board of Directors, recommend to its stockholders that they adopt and approve this Agreement and the Merger, and shall include such recommendation in the Proxy Statement, in each case subject to its rights and obligations under
Section 4.2 and Section 5.1(e) (such recommendation, the "Company Board Recommendation").

          (c) The Company agrees that none of the information included or incorporated by reference in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the Company's stockholders or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

          (d) The Board of Directors of the Company, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time authorizing the disposition by the Company Insiders of their shares of Company Common Stock for cash and the disposition of their outstanding Options, in each case pursuant to the transactions contemplated hereby, for purposes of qualifying those dispositions for the exemption provided pursuant to Rule 16b-3(e) under the Exchange Act. For purposes of this Agreement, "Company Insiders" means those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

          (e) Notwithstanding anything to the contrary contained in Section 5.1(b) or any other provision of this Agreement, at any time prior to the adoption of this Agreement by the Required Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if (i) a Takeover Proposal is made to the Company and is not withdrawn; (ii) the Company provides Parent with at least two Business Days prior notice of any meeting of the Company Board at which the Board of Directors of the Company will consider and determine whether such Takeover Proposal is a Superior Proposal;
(iii) the Board of Directors of the Company determines in good faith, after consultation with its financial advisor, that such Takeover Proposal constitutes a Superior Proposal; and (iv) the Board of Directors determines in good faith, after consultation with outside counsel, that in light of such Superior Proposal, failing to withdraw or modify the Company Board Recommendation is required in order for the Company's board of directors to comply with its fiduciary obligations to the Company's stockholders under applicable law; and
(v) the Company shall not have violated in any material respect any of the restrictions set forth in Section 4.2.

     5.2 Access to Information; Confidentiality; Cooperation with Financing.

          (a) During the Interim Period, the Company shall provide, and shall cause each of its Subsidiaries to provide, to Parent and to the Representatives of Parent, reasonable access during normal business hours without undue disruption of their respective businesses, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, form, statement and other document filed by it or received by it during such period pursuant to the requirements of federal or state securities Laws, (ii) to the extent available, for the period beginning after the date of this Agreement and ending at the Effective Time, as soon as practicable after the end of each month (if available), a copy of the monthly consolidated financial statements of the Company, including statement of financial condition, result of operations, and statements of cash flow, and (iii) all other information concerning its business, properties and personnel as Parent may reasonably request. Parent will hold, and will cause its Representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement dated September 7, 2005 (the "Confidentiality Agreement"). Notwithstanding anything to the contrary herein or in the Confidentiality Agreement, each of the Parties hereto (and each employee, representative, or other agent of such parties) may disclose to any Person, without limitation of any kind, the Tax treatment and Tax structure of the Merger and all materials (including opinions or other Tax analyses) that are provided to such party relating to such Tax treatment and Tax structure.

          (b) During the Interim Period, the Company shall provide, and shall cause its Subsidiaries and its and their Representatives to provide, to Parent and to the Representatives of Parent, all cooperation that may be reasonably requested by Parent in connection with Parent's financing of the consideration payable pursuant to Section 2.1(c).

     5.3 Regulatory Approvals; Further Actions.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things that are necessary or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the taking of all commercially reasonable acts necessary to cause the conditions in ARTICLE 6 to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations, filings and notices and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this Section 5.3 will limit or affect actions permitted to be taken pursuant to Section 4.2.

          (b) Without limiting the generality of Section 5.3(a), the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any other Antitrust Laws in connection with the Merger. The Company and Parent will request early termination of the waiting period under the HSR Act. The Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any Governmental Entity in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any suit, claim, action, investigation or proceeding by or before any

Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such suit, claim, action, investigation, proceeding or threat, (3) promptly inform the other party of any material communication concerning Antitrust Laws to or from any Governmental Entity regarding the Merger and (4) furnish to the other party such information and assistance as the other may reasonably request in connection with any filing or other act undertaken in compliance with the HSR Act and any other Antitrust Laws. Except as may be prohibited by any Governmental Entity, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any suit, claim, action, investigation or proceeding under or relating to the HSR Act or any other Antitrust Law. Subject to the foregoing, Parent shall be principally responsible for and in control of the process of dealing with any Governmental Entity concerning the effect of applicable Antitrust Laws on the transaction contemplated by this Agreement; provided, however, that Parent agrees, to the extent permitted by applicable Law and as practicable, to provide prior notice to, and consult with, the Company with respect to any actions contemplated by Parent in connection with this Section 5.3. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade Law or any other similar Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such Legal Proceeding.

     5.4 Takeover Statutes. Notwithstanding any other provision of this Agreement, in no event shall the approval of the Merger and this Agreement by the Board of Directors of the Company under Section 203 of the DGCL be withdrawn, revoked or modified by the Board of Directors of the Company. If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company's Board of Directors shall promptly grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Merger, as the case may be, and otherwise take such lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions.

     5.5 Public Announcements. Unless otherwise required by applicable Law, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby. The Parties agree that the initial press release to be issued with respect to the entering into of this Agreement shall be in a form mutually agreeable to the Parties.

     5.6 Directors' and Officers' Insurance and Indemnification.

          (a) All rights to indemnification, advancement of litigation expenses and limitation of personal liability existing in favor of the directors, officers and employees of the

Company and its Subsidiaries under the provisions existing on the date of this Agreement in the Company's Certificate of Incorporation or Bylaws shall, with respect to any matter existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), survive the Effective Time, and, as of the Effective Time, Parent and the Surviving Corporation shall assume all obligations of the Company in respect thereof as to any claim or claims asserted prior to or within a six-year period immediately after the Effective Time.

          (b) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' and fiduciary liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to former officers and directors of the Company) only with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.6(b) more than an aggregate amount equal to 180% of the current aggregate annual premiums paid by the Company for such insurance, and if the amount of the aggregate annual premiums necessary to maintain or procure such insurance coverage exceeds such maximum amount, the Surviving Corporation during such six-year period shall maintain or procure as much coverage as possible for aggregate annual premiums not to exceed such maximum amount.

          (c) The provisions of this Section 5.6 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

     5.7 Company Stock Plans. The administrator(s) of the Company Stock Plans shall take such action as is necessary or advisable (in the administrator(s) sole discretion) such that the holders of Options immediately prior to the Effective Time shall automatically, without any required action of the Company or any Subsidiary or any required consent or approval of any Option holder, become fully vested and entitled, upon exercise of such Option in accordance with its terms, to receive the Merger Consideration, if any.

     5.8 Debt Tender Offer.

          (a) As soon as reasonably practicable after the necessary Offer Documents are prepared (as contemplated in Section 5.8(b) below) and subject to the compliance by Parent of its obligation in the first sentence of Section 5.8(b) below, the Company shall launch a cash tender offer (the "Debt Tender Offer") at least twenty days prior to the Closing Date for all of the outstanding 5% Convertible Subordinated Notes due November 1, 2007 of the Company (the "Notes"), on the terms and conditions acceptable to Parent and consistent with the terms of the Financing, and Parent and Merger Sub shall assist the Company in connection therewith.

          (b) Promptly after the date of this Agreement, Parent shall prepare all necessary and appropriate documentation in connection with the Debt Tender Offer, including the offer to purchase, letters of transmittal and other related documents (collectively, the "Offer Documents"), and such Offer Documents shall comply as to form and substance with applicable legal requirements, including but not limited to, the requirements under the Exchange Act. Parent and the Company shall cooperate with each other in the preparation of the Offer Documents such that the Debt Tender Offer can commence at least twenty days prior to the Closing Date. All mailings to the holders of the Notes in connection with the Debt Tender Offer shall be subject to the prior review and comment by each of the Company and Parent and shall be reasonably acceptable to each of them.

          (c) The closing of the Debt Tender Offer (and any purchase of the Tendered Notes) shall be conditioned on the occurrence of the Closing. Upon the closing of the Debt Tender Offer, at Closing and in accordance with the terms of the Debt Tender Offer, Parent may cause the Surviving Corporation to accept for purchase the Notes tendered in the Debt Tender Offer (the "Tendered Notes") and purchase all of the Tendered Notes, including payment of any applicable premium, and all related fees and expenses (the "Tender Amount").

          (d) If requested by Parent, the Company shall enter into one or more reasonable dealer manager agreements with such Persons as Parent shall reasonably request. Parent shall pay the reasonable fees and expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Debt Tender Offer.

     5.9 Financing. Parent shall use its commercially reasonable efforts to consummate, concurrently with the Closing, the Financing pursuant to and consistent with the Commitment Letter and the Stock Purchase Agreement.

     5.10 Employee Matters. Each employee of the Company or its Subsidiaries who continues employment with Parent, the Surviving Corporation or any Subsidiary of Parent after the Effective Time (a "Continuing Employee") shall be eligible to continue to participate in the Surviving Corporation's health, vacation and other non-equity based employee benefit plans; provided, however, that nothing in this Section 5.10 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health, vacation or other employee benefit plan at any time. For purposes of eligibility to participate and vesting in all benefits provided by Parent to such employees, the employees of the Company and its Subsidiaries will be credited with their years of service with the Company and its Subsidiaries and prior employers to the extent service with Parent and its Subsidiaries and prior employers is taken into account under the plans of Parent and its Subsidiaries. The eligibility of any employee of the Company and its Subsidiaries to participate in any welfare benefit plan or program of Parent shall not be subject to any exclusions for any pre-existing conditions if such individual has met the participation requirements of similar benefit plans and programs of the Company and its Subsidiaries.

     5.11 Change of Control and Related Matters. For purposes of all Benefit Plans (including all severance agreements, employment related agreements, stock option plans, restricted stock plans and any and all award or other agreements associated with any Benefit Plan), the transactions associated with this Agreement shall, on the Closing, conclusively and irrefutably, and without the need for further action by any Person or Persons unless otherwise provided for herein, (i) establish a change of (or in) control, (ii) result in full vesting for outstanding stock option and restricted stock awards, and (iii) establish, solely with respect to the Persons set forth in Schedule 5.11 (other than those Persons, if any, who have voluntarily waived such treatment hereunder in writing before the Closing Date), a termination without cause or a resignation with or for good reason, with the consequences, including, but not limited to, the right of each such Person to continue, at no cost to the Person, any medical insurance coverage that was in effect, for the Person and the Person's dependents (if any), immediately before the Closing Date until the earlier of the expiration of such Person's continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the date on which the replacement coverage begins with another employer. All payments due and owing to any Person under Benefit Plans as a result of the foregoing shall be made by the Company, Parent or the Surviving Corporation at Closing (and each such entity shall be jointly and severally liable for making such payments).

     5.12 Audited Financial Statements. The Company shall deliver to Parent the Audited Financial Statements no later than May 26, 2006.

     5.13 Letters of Credit. The Company agrees to cooperate reasonably with Parent in Parent's efforts to replace, at Closing, all of the existing letters of credit (the "Existing Letters of Credit") issued by Silicon Valley Bank ("SVB") under the Existing Loan Agreement with newly issued letters of credit (the "Replacement Letters of Credit") issued under the debt portion of the Financing on the Closing Date (which assistance shall include, without limitation, contacting the beneficiaries of the Existing Letters of Credit and reasonably assisting Parent in efforts to have such beneficiaries accept such replacement letters of credit) and terminating the Existing Loan Agreement and all other loan and security documents in connection therewith and terminating, as of the Closing, all liens and security interests of the Company and its affiliates in favor of SVB. In the event that the beneficiaries of the Existing Letters of Credit do not accept the Replacement Letters of Credit, then Parent agrees to either cash collateralize the Existing Letters of Credit or to cause a new letter of credit to be issued under the debt portion of the Financing in favor of SVB to support the Existing Letters of Credit such that the Existing Loan Agreement, and all other loan and security documents in connection therewith, shall be terminated and all liens and security interests in favor of SVB terminated, in each case, as of the Closing.

                                   ARTICLE 6

                              CONDITIONS PRECEDENT

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver of the following conditions:

          (a) Company Stockholder Approval. Stockholder Approval shall have been duly obtained.

          (b) Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any other Antitrust Law shall have been terminated or shall have expired, and any approval of the Merger or the transactions contemplated hereby required in connection with any of the foregoing has been obtained.

     6.2 Conditions to Obligation of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of the Company contained herein shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be true and correct in all material respects as of such specified date); provided, however, that (i) in determining the accuracy of such representations and warranties and for the purposes of this Section 6.2(a), all materiality qualifications that are contained in such representations and warranties shall be disregarded; and (ii) the condition set forth in this
Section 6.2(a) shall be deemed satisfied unless the circumstances giving rise to all inaccuracies in such representations and warranties (considered collectively) constitute a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and principal financial officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have duly performed each of the covenants or obligations required to be performed by it under this Agreement at or prior to the Effective Time in all material respects, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the principal financial officer of the Company to such effect.

          (c) Consents. The Company shall have obtained the following, which shall be in full force and effect: (i) all authorizations, qualifications and orders of Governmental Entities required in connection with this Agreement and the transactions contemplated by this Agreement and (ii) all consents and approvals of other third parties as listed on Schedule 6.2(c), and Parent shall have received evidence, in form and substance reasonably satisfactory to it, to such effect.

          (d) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect on the Company.

          (e) Maintenance of Cash Position. (i) The Company and its Subsidiaries shall as of the Closing collectively hold at least $136,000,000 in cash, marketable securities or any and all of the following (and any accrued or unaccrued fees and expenses associated with the transactions contemplated by this Agreement (and the payments to be made by or on behalf of the Company hereunder at Closing) shall not be deducted therefrom or offset against such amounts): (A) direct obligations of, or obligations the timely payment of principal and interest on which are unconditionally guaranteed by, the United States of America; (B) money market funds rated in the highest applicable category by Standard & Poors Ratings Group and Moody's Investors Service; (C) demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the Laws of the United States of America or any State, or any domestic branch of a foreign bank and subject to supervision and examination by federal or state banking or depository institution authorities; and (D) any other eligible investments as set forth in the Company's investment policy Made Available to Parent, and (ii)

Parent shall have received a certificate signed on behalf of the Company by the principal financial officer of the Company as to the matters referenced in clause (i).

          (f) Audited Financial Statements. The Company shall have delivered to Parent the Audited Financial Statements on or prior to May 26, 2006, and the Audited Financial Statements shall not be inconsistent in any material respect from the Unaudited Financial Statements (provided, however, that this condition to Closing shall be deemed satisfied if Parent shall have failed to notify the Company within five Business Days following its receipt of such Audited Financial Statements that it believes such condition has not been satisfied).

          (g) No Restraints. There shall not be instituted, pending or threatened any action or proceeding by any Governmental Entity (i) challenging or seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any of its Subsidiaries of all or any portion of the business of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries or to compel Parent or any of its Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries, (ii) seeking to impose or confirm limitations on the ability of Parent or any of its Subsidiaries to effectively exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders, (iii) seeking to require divestiture by Parent or any of its Subsidiaries of any such shares, (iv) challenging or seeking to restrain, prohibit or otherwise prevent or interfere with the Merger and any of the transactions contemplated herein, or (v) seeking to obtain from Parent or Merger Sub any damages or other relief that may be material or significant to Parent or Merger Sub, taken as a whole.

          (h) Financing. Immediately prior to or concurrently with the Closing, Parent shall have entered into the Financing in an aggregate amount not less than $275,000,000.

          (i) Other Deliveries. The Company shall have delivered or caused to be delivered to Parent and Merger Sub, in each case in form and substance acceptable to Parent:

               (i) the Certificate of Merger, duly executed by the Company;

               (ii) a certificate of the Secretary of the Company certifying as of the Effective Time (A) a true and complete copy of the organizational documents of the Company certified as of a date by the Office of the Secretary of State of the State of Delaware (the "Delaware Secretary of State"), (B) a certificate of each appropriate Secretary of State or other officer certifying the good standing of the Company in its state of incorporation and all states in which it is qualified to do business, (C) a true and complete copy of the resolutions constituting the Board Approval and the Stockholder Approval and (D) incumbency matters;

               (iii) a resignation letter of each of the directors of the Company, resigning in their capacity as directors of the Company, each dated effective as of the Closing; and

               (iv) such other documents as Parent or its counsel may reasonably request for the purpose of facilitating the consummation of the transactions contemplated by this Agreement.

     6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained herein shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be true and correct in all material respects as of such specified date); provided, however, that (i) in determining the accuracy of such representations and warranties for the purposes of this Section 6.3(a), all materiality qualifications that are contained in such representations and warranties shall be disregarded; and (ii) the condition set forth in this Section 6.3(a) shall be deemed satisfied unless the circumstances giving rise to all inaccuracies in such representations and warranties (considered collectively) constitute a Material Adverse Effect on Parent or Merger Sub. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by the chief executive officer or chief financial officer of Parent to such effect.

          (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have duly performed each of the covenants or obligations required to be performed by them under this Agreement at or prior to the Effective Time in all material respects, and the Company shall have received a certificate signed on behalf of the Company by the chief executive officer, the chief financial officer or senior vice president of Parent to such effect.

          (c) Consents. Parent shall have obtained the following, which shall be in full force and effect: (i) all authorizations, qualifications and orders of Governmental Entities required in connection with this Agreement and the transactions contemplated by this Agreement and (ii) all consents and approvals of other third parties, and the Company shall have received evidence, in form and substance reasonably satisfactory to it, to such effect.

          (d) No Legal Restraints. There shall not be instituted, pending or threatened any action or proceeding by any Governmental Entity (i) challenging or seeking to restrain, prohibit or otherwise interfere with the Merger and any of the transactions contemplated herein or (ii) seeking to obtain from the Company of its Subsidiaries any damages or other relief that may be material to the Company or any of its Subsidiaries, taken as a whole.

                                    ARTICLE 7

                        TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company's stockholders):

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company if the Merger shall not have been consummated by October 15, 2006 (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

          (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

          (d) by either Parent or the Company if (i) the Stockholders Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company's stockholders shall have voted on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any adjournment or postponement thereof) by failing to obtain the Stockholder Approval; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this
Section 7.1(d) if the failure to obtain the Stockholder Approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time;

          (e) by Parent (at any time prior to the receipt of the Stockholder Approval) if a Company Triggering Event shall have occurred;

          (f) by Parent (i) if any of the Company's representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 6.2(a) would not be satisfied, or (ii) if (A) any of the Company's representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.2(a) would not be satisfied and (B) such inaccuracy has not been cured by the Company within ten Business Days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, or (iii) any of the Company's covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 6.2(b) or Section 6.2(f) would not be satisfied;

          (g) by the Company (i) if any of Parent's representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 6.3(a) would not be satisfied, or (ii) if (A) any of Parent's representations and warranties shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.3(a) would not be satisfied and (B) such inaccuracy has not been cured by Parent within ten Business Days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, or (iii) if any of Parent's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.3(b) would not be satisfied; or

          (h) by the Company if, prior to the Stockholders Meeting, (i) the Board of Directors of the Company shall have determined that it desires to adopt, approve or recommend entering into a written agreement providing for a Takeover Proposal which the Board of Directors of the Company has determined to be a Superior Proposal, (ii) the Company shall have complied with Section 4.2 in all material respects, and (iii) the Company prior to or concurrent with such termination pays to Parent in immediately available funds all amounts required to be paid pursuant to Section 7.3(b) hereof.

          A "Company Triggering Event" shall mean: (i) the failure of the Board of Directors of the Company to make the Company Board Recommendation, or the withdrawal or modification of the Company Board Recommendation by the Board of Directors of the Company in a manner adverse to Parent; (ii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation or a statement to the effect that the Board of Directors of the Company has determined and believes that the Merger is in the best interests of the Company's stockholders; (iii) the Board of Directors of the Company shall have approved, endorsed or recommended any Takeover Proposal; (iv) a tender or exchange offer relating to securities of the Company shall have been commenced, and the Company shall not have sent to its security holders, within ten Business Days after the commencement of such tender or exchange offer, a statement disclosing that its Board of Directors recommends rejection of such tender or exchange offer; or (vi) the Company or any of its Subsidiaries, or any Representative of the Company or any of its Subsidiaries shall have breached in any material respect any of the provisions set forth in Section 4.2.

     7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 7.2, Section 7.3 and
ARTICLE 8 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) except as otherwise provided herein, the termination of this Agreement shall not relieve any party from any liability for any willful breach of this Agreement.

     7.3 Fees and Expenses.

          (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

          (b) The Company shall pay Parent a nonrefundable termination fee of $9,750,000 in the event of the termination of this Agreement:

               (i) by Parent pursuant to Section 7.1(e);

               (ii) by the Company pursuant to Section 7.1(h);

               (iii) by Parent or the Company pursuant to Section 7.1(d) if, at or prior to the time of such failure, there shall have been publicly disclosed or announced a Takeover Proposal relating to the Company and within twelve months after such termination there shall have been consummated any transaction, or any agreement shall have been entered into providing for the merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (y) all or substantially all of the material assets, properties or business of the Company and its Subsidiaries, taken as a whole, or (z) a majority or greater than a majority of the outstanding shares of Company Common Stock or capital stock of, or other equity or voting interests in, the Company (each, a "Tail Transaction") with any Person (or such Person's affiliate) who made or disclosed or publicly announced such Takeover Proposal prior to the termination of this Agreement (the "Original Bidder"); or

               (iv) by Parent or the Company pursuant to Section 7.1(d) if, at or prior to the time of such failure, there shall have been publicly disclosed or announced a Takeover Proposal relating to the Company and within six months after such termination there shall have been consummated any Tail Transaction with any Person other than the Original Bidder;

     Any fee due under Section 7.3(b)(i) shall be paid to Parent by wire transfer of the same-day funds within two Business Days after such termination. Any fee due under Section 7.3(b)(ii) shall be paid to Parent by wire transfer of same-day funds prior to or on the date of termination of this Agreement. Any fee due under Section 7.3(b)(iii) and Section 7.3(b)(iv) shall be paid to Parent by wire transfer of the same-day funds within one Business Day after the consummation of the Tail Transaction.

          (c) The Company shall pay Parent a nonrefundable termination fee of $4,875,000 in the event of the termination of this Agreement by Parent or the Company pursuant to Section 7.1(d) if, at or prior to the time of such failure, there shall have been publicly disclosed or announced a Takeover Proposal relating to the Company and during the period six months after such termination and ending twelve months after such termination, there shall have been consummated any Tail Transaction with any Person other than the Original Bidder. Any fee due under this Section 7.3(c) shall be paid to Parent by wire transfer of the same-day funds within one Business Day after the consummation of the Tail Transaction.

          (d) If the Company fails to pay when due and payable any amount payable under this Section 7.3, then (i) the Company shall reimburse Parent for all reasonable costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 7.3, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the publicly announced prime rate of Citibank, N.A. in effect on the date such overdue amount was originally required to be paid.

     7.4 Amendment. This Agreement may be amended by the Parties at any time before or after Stockholder Approval and whether before or after adoption of this Agreement by the stockholder of Merger Sub; provided, however, that after the Stockholder Approval is obtained, there shall not be made any amendment that by Law requires further approval by the stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

     7.5 Extension; Waiver. At any time prior to the Effective Time, a Party may
(i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) subject to the proviso of Section 7.4, waive compliance by the other Party with any of the agreements or conditions set forth in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement, provision, term or condition of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                    ARTICLE 8

                               GENERAL PROVISIONS

     8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the Parties which by its express terms contemplates performance, in whole or in part, after the Effective Time.

     8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

          (a)  if to Parent or Merger Sub, to:

               JDA Software Group, Inc.
               14400 N. 87th Street
               Scottsdale, Arizona 85260-3649
               Attn: Hamish N. Brewer

          with a copy (which shall not constitute notice) to:

               DLA Piper Rudnick Gray Cary US LLP
               1221 S. MoPac Expressway, Suite 400
               Austin, Texas 78746-6875
               Attention: Paul Hurdlow, Esq.

          (b)  if to the Company, to:

               Manugistics Group, Inc.
               9715 Key West Avenue
               Rockville, Maryland 20850
               Attn: Joseph L. Cowan
          with a copy (which shall not constitute notice) to:

               Paul, Hastings, Janofsky & Walker LLP
               75 East 55th Street
               New York, New York 10021
               Attention: Luke P. Iovine, III, Esq.

Any party to this Agreement may give notice or other communication hereunder using any other means (including electronic mail) but no such notice or other communication shall be deemed to have been duly given unless and until it is acknowledged as actually received by the party for whom it is intended.

     8.3 Certain Definitions.

          (a) For purposes of this Agreement the following definition shall apply:

               (i) An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

               (ii) "Business Day" means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in Scottsdale, Arizona or Washington, DC.

               (iii) "Existing Loan Agreement" shall mean that certain Loan Agreement dated January 14, 2003 by and between Manugistics Group, Inc., Manugistics, Inc., Manugistics Atlanta, Inc. and SVB, as the same has been amended, modified and supplemented from time to time.

               (iv) "Indenture" means the Indenture dated as of October 20, 2000 by and between the Company and State Street Bank and Trust Company, as Trustee, as the same may be amended, modified and supplemented from time to time.

               (v) "Knowledge", (i) as it pertains to the Company, means the actual knowledge of the executive officers and employee-directors of the Company and each of its Subsidiaries, including those set forth on Schedule 8.3(a)(v) hereto, and (ii) as it pertains to Parent or Merger Sub, means the knowledge of the executive officers and employee-directors of Parent or Merger Sub, respectively.

               (vi) "Law" means any statute, law (including common law), constitution, treaty, ordinance, code, Order, rule, regulation and any other binding requirement or determination of any Governmental Entity.

               (vii) "Made Available" means that the subject documents were located in the electronic on-line data room organized by the Company in connection with the diligence investigation conducted by Parent, or otherwise delivered to or made available for inspection by Parent on or prior to the date two days prior to the Closing Date.

               (viii) An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Company and its Subsidiaries if such event, violation, inaccuracy, circumstance or other matter had or could reasonably be expected to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement, or (iii) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; Corporation provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute a Material Adverse Effect: any material adverse change, event, circumstance or development with respect to, or effect resulting from, (A) changes after the date of this Agreement in the United States or global economy or capital markets in general that do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, (B) changes after the date of this Agreement that affect generally the software industry but that do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, (C) changes after the date of this Agreement in applicable law or in GAAP, (D) any decline in customer orders, or any resignation of any employees, in each case to the extent attributable to the public announcement or pendency of the Merger, (E) changes in the market price or trading volume of the Company Common Stock (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such decrease has resulted in, or contributed to, a Company Material Adverse Effect), (F) failure(s) by the Company to meet internal operating projections or forecasts, or published revenue or earnings predictions (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such decrease has resulted in, or contributed to, a Company Material Adverse Effect), (G) any act or threat of terrorism or war, any armed hostilities or terrorist activities, any threat or escalation of armed hostilities or terrorist activities or any governmental or other response or reaction to any of the foregoing, and (H) any effects resulting from any legal proceeding against the Company by the stockholders of the Company challenging or seeking to restrain or prohibit the consummation of the Merger. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Parent if such event, violation, inaccuracy, circumstance or other matter had or would reasonably be expected to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of Parent and its Subsidiaries taken as a whole; provided, however, that a decline in Parent's stock price shall not, in and of itself, be deemed to constitute a Material Adverse Effect on Parent, or (ii) the ability of Parent to consummate the Merger or any of the other transactions contemplated by the Agreement (including, but not limited to, the Financing) or to perform any of its obligations under the Agreement.

               (ix) "Order" means any award, injunction, judgment, decree, order, ruling, writ, subpoena or verdict or other decision entered, issued or rendered by any Governmental Entity.

               (x) "Ordinary Course of Business" with respect to the Company means the Company's ordinary course of business, consistent with past practice, existing prior to the date of this Agreement.

               (xi) "Parties" means the Company, Parent and Merger Sub, and each shall be considered a "Party".

               (xii) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

               (xiii) "Subsidiary" of a particular Person means another Person where the first Person directly or indirectly owns, beneficially or of record,
(a) an amount of voting securities or other voting interests in such other Person that is sufficient to enable such first Person to elect at least a majority of the members of such other Person's Board of Directors or comparable governing body, or (b) if there are no such voting interests, at least 50% of the outstanding equity interests issued by such other Person.

               (xiv) "Unaudited Financial Statements" means the unaudited consolidated financial statements of the Company for the year ended February 28, 2006, including statement of financial condition, result of operations and statement of cash flow (which shall not include notes thereto) attached hereto as Schedule 8.3(a)(xiv).

               (xv) "$" means United States dollars.

          (b) In addition to the defined terms listed above, the following capitalized terms are defined in the following Sections of this Agreement:

TERM:                                                SECTION:
-----                                                --------
1998 Stock Option Plan............................   3.1(c)(ii)(A)
2000 Stock Plan...................................   3.1(c)(ii)(B)
1994 Stock Plan...................................   3.1(c)(ii)(C)
1994 Director Plan................................   3.1(c)(ii)(D)
Agreement.........................................   Introductory Paragraph
Alternative Acquisition Agreement.................   4.2(b)(ii)
Antitrust Laws....................................   3.1(d)(v)
Appraisal Shares..................................   2.1(d)
Audited Financial Statements......................   3.1(e)(vii)
Benefit Plans.....................................   3.1(l)
Board Approval....................................   3.1(d)(iii)
Certificates......................................   2.2(b)
Certificate of Merger.............................   1.3
Closing...........................................   1.2
Closing Date......................................   1.2
Code..............................................   3.1(l)(ii)
Commitment Letter.................................   3.2(f)
Company...........................................   Introductory Paragraph
Company Board Recommendation......................   5.1(b)

TERM:                                                SECTION:
-----                                                --------
Company Common Stock..............................   2.1(a)
Company Financial Statements......................   3.1(e)(vii)
Company Insiders..................................   5.1(d)
Company Preferred Stock...........................   3.1(c)(i)
Company SEC Documents.............................   3.1(e)(i)
Company Stock Plan................................   3.1(c)(ii)(E)
Company Triggering Event..........................   7.1
Confidentiality Agreement.........................   5.2(a)
Continuing Employee...............................   5.10
Contract..........................................   3.1(d)(iv)
Controlled Group Member...........................   3.1(j)(i)
Debt Obligations..................................   3.1(i)(i)(H)
Debt Tender Offer.................................   5.8(a)
Delaware Secretary of State.......................   6.2(i)(ii)
DGCL..............................................   Recitals
Disclosure Schedule...............................   3.1
Effective Time....................................   1.3
Environmental Claims..............................   3.1(q)(ii)(A)
Environmental Laws................................   3.1(q)(ii)(B)
Environmental Permits.............................   3.1(q)(ii)(C)
Equity Benefit Plans..............................   3.1(j)(i)(A)
ERISA.............................................   3.1(j)(i)(B)
ERISA Benefit Plans...............................   3.1(j)(i)(B)
ESPP..............................................   3.1(c)(ii)(E)
Exchange Act......................................   3.1(d)(v)
Existing Letters of Credit                           5.13
Financing.........................................   Recitals
GAAP..............................................   3.1(e)(vii)
Governmental Entity...............................   3.1(d)(v)
Hazardous Materials...............................   3.1(q)(ii)(D)
HSR Act...........................................   3.1(d)(v)
Intellectual Property.............................   3.1(o)(vi)
Interim Period....................................   4.1
Liens.............................................   3.1(b)
Merger............................................   Recitals
Merger Consideration..............................   2.1(c)
Merger Sub........................................   Introductory Paragraph
Non-ERISA Benefit Plans...........................   3.1(j)(i)(C)
Notes.............................................   5.8(a)
Offer Documents...................................   5.8(b)
Open Source Materials.............................   3.1(p)(ii)
Option............................................   3.1(c)(ii)
Original Bidder...................................   7.3(b)(iii)
Parent............................................   Introductory Paragraph
Patents...........................................   3.1(o)(vi)

TERM:                                                SECTION:
-----                                                --------
Paying Agent......................................   2.2(a)
Permits...........................................   3.1(h)
Post-Closing Tax Period...........................   3.1(m)(v)
Pre-Closing Tax Period............................   3.1(m)(v)
Proxy Statement...................................   3.1(d)(v)
Replacement Letters of Credit                        5.13
Representatives...................................   4.2(a)
Rights Agreement..................................   3.1(c)(i)
Sarbanes-Oxley Act................................   3.1(e)(i)
SEC...............................................   3.1(d)(v)
Section 262.......................................   2.1(d)
Securities Act....................................   3.1(e)(i)
Software..........................................   3.1(p)(i)
Specified Time....................................   4.2(a)
Stockholder Approval..............................   3.1(d)(ii)
Stockholders Meeting..............................   5.1(b)
Stock Purchase Agreement..........................   3.2(f)
Superior Proposal.................................   4.2(a)
Surviving Corporation.............................   1.1
SVB                                                  5.13
Tail Transaction..................................   7.3(b)(iii)
Takeover Proposal.................................   4.2(a)
Tax and Taxes.....................................   3.1(m)(i)
Tax Returns.......................................   3.1(m)(i)
Tender Amount.....................................   5.8(c)
Tendered Notes....................................   5.8(c)
Total Merger Consideration........................   2.1(c)
Voting Agreements.................................   Recitals

     8.4 Interpretation. When a reference is made in this Agreement to an Article or Section or the Disclosure Schedule, such reference shall be to an Article or Section of, or the Disclosure Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

     8.5 Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

     8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement between the Company and Parent (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and (ii) except for the provisions of ARTICLE 2, and Section 5.6, are not intended to confer upon any Person other than the Parties any rights or remedies.

     8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflict of laws thereof.

     8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any Party without the prior written consent of the other Parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

     8.9 Consent to Jurisdiction. Each of the Parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of either (a) the Court of Chancery of the State of Delaware or (b) any Federal court of the United States of America sitting in the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Affiliates except in such courts). Each of the Parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) any Court of Chancery of the State of Delaware or (b) any Federal court of the United States of America sitting in the State of Delaware, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     8.10 WAIVER OF JURY TRIAL. Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each Party (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.

     8.11 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy in any Delaware State court or any Federal court of the United States of America sitting in the State of Delaware to which they are entitled at law or in equity.

     8.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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                                       59

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          IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                       JDA SOFTWARE GROUP, INC.


                                       By: /s/ Hamish N. Brewer
                                           ------------------------------------
                                           Hamish N. Brewer
                                           President and Chief Executive Officer


                                       STANLEY ACQUISITION CORP.


                                       By: /s/ Hamish N. Brewer
                                           ------------------------------------
                                           Hamish N. Brewer
                                           President and Chief Executive Officer


                                       MANUGISTICS GROUP, INC.


                                       By: /s/ Joseph L. Cowan
                                           ------------------------------------
                                           Joseph L. Cowan
                                           Chief Executive Officer

                (Signature Page to Agreement and Plan of Merger)